Filed Pursuant to Rule 424(b)(3)
Registration No. 333-224439

PROSPECTUS

Resolute Energy Corporation

Offer to Exchange up to

$75,000,000 8.50% Senior Notes due 2020

That Have Been Registered Under the Securities Act of 1933

For Any and All Outstanding

8.50% Senior Notes due 2020

($75,000,000 aggregate principal amount)

The Exchange Offer

•	We are offering to exchange up to $75,000,000 of our outstanding unregistered 8.50% Senior Notes due 2020 (the “2018 notes”) for new notes (“new notes”) with substantially identical terms that have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

•	The 2018 notes were issued as additional notes under a supplemental indenture, dated as of April 9, 2018, to the indenture, dated as of April 25, 2012, among us, certain subsidiaries party thereto and Delaware Trust Company (as successor to U.S. Bank National Association), as trustee, as amended and supplemented. We refer to such indenture and the supplemental indenture as the indenture. On April 24, 2012, December 10, 2012 and May 12, 2017, we issued $250,000,000, $150,000,000 and $125,000,000, respectively, aggregate principal amount of 8.50% Senior Notes due 2020 pursuant to the indenture, all of which were exchanged for substantially identical notes in the same amount (the “existing 8.50% notes”), in an offering registered under the Securities Act. We refer to the existing 8.50% notes, the 2018 notes and the new notes collectively as the notes. The new notes, together with any 2018 notes not exchanged in the exchange offer, will have substantially the same terms as the existing 8.50% notes except as otherwise provided herein.

•	The exchange offer expires at 5:00 p.m., New York City time, on June 7, 2018, unless we decide to extend the expiration date.

•	The exchange offer is not conditional upon any minimum principal amount of 2018 notes being tendered for exchange. Tenders of 2018 notes may be withdrawn at any time prior to the expiration date.

•	The exchange of 2018 notes for new notes will not be a taxable event for U.S. federal income tax purposes.

•	Broker-dealers who receive new notes pursuant to the exchange offer acknowledge that they will deliver a prospectus in connection with any resale of such new notes.

•	Broker-dealers who acquired 2018 notes as a result of market-making or other trading activities may use this prospectus for the exchange offer, as supplemented or amended, in connection with resales of the new notes. We have agreed to use commercially reasonable efforts to make this prospectus available for a period commencing on the day the exchange offer is consummated and continuing for 90 days (or such shorter period during which such broker-dealers or such other persons are required by law to deliver the prospectus); provided, however, that if for any day during such period we restrict the use of such prospectus, such period shall be extended on a day-by-day basis.

•	We do not intend to apply for listing of the new notes on any securities exchange or for inclusion of the new notes in any automated quotation system.

The New Notes

•	The terms of the new notes are substantially identical to the terms of the 2018 notes that were issued on April 9, 2018, except that the new notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest.

You should carefully consider the risk factors beginning on page 8 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We are responsible only for the information contained in this prospectus and information contained in documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of its date or, in the case of an incorporated document, the date of its filing, regardless of the time of delivery of this prospectus or of any exchange of our 2018 notes for new notes. We are not making this exchange offer to, nor will we accept surrenders for exchange from, holders of 2018 notes in any jurisdiction in which the exchange offer would violate securities or blue sky laws or where it is otherwise unlawful.

You can obtain documents incorporated by reference in this prospectus without charge by requesting them in writing or by telephone from us at Resolute Energy Corporation, Attention: Corporate Secretary, 1700 Lincoln Street, Suite 2800, Denver, Colorado 80203, 303-534-4600.

In order to ensure timely delivery of the requested documents, requests should be made no later than five business days before the expiration date of this exchange offer. To ensure timely delivery, you must request the documents no later than May 31, 2018. In the event that we extend the exchange offer, we urge you to submit your request at least five business days before the expiration date, as extended. You will not be charged for any of the documents that you request.

Prospectus dated May 8, 2018

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We have filed with the SEC a registration statement on Form S-4 to register this exchange offer of the new notes, which you can access on the SEC’s website at www.sec.gov. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and about the new notes offered in this prospectus, you should refer to the registration statement, including its exhibits.

This prospectus “incorporates by reference” certain important business and financial information we file with the SEC, which means that we can disclose that information to you without actually including the specific information in this prospectus and referring you to other documents previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for information that is superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus. We incorporate by reference the information and documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the closing of this exchange offer and that are deemed “filed” with the SEC, which will automatically update and supersede this information.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials we file with the SEC at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. These materials are also available to the public from the SEC’s website at www.sec.gov.

We incorporate by reference in this prospectus the following documents that we have previously filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 12, 2018, as amended by our Form 10-K/A filed on April 27, 2018 (our “2017 Annual Report”);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 7, 2018; and

•	Our current reports on Form 8-K filed on January 4, 2018, February 12, 2018, February 16, 2018, March 22, 2018 and April 10, 2018; all to the extent “filed” and not “furnished” pursuant to Section 13(a) of the Exchange Act.

You may request a copy of all incorporated filings, at no cost, by writing or telephoning us at the following address or phone number and may view the documents by accessing our website at www.resoluteenergy.com:

Resolute Energy Corporation

1700 Lincoln Street, Suite 2800

Denver, Colorado 80203

Attention: Corporate Secretary

303-534-4600

To obtain timely delivery of any requested information, holders of 2018 notes must make any request no later than five business days prior to the expiration of the exchange offer. To obtain timely delivery, you must request the information no later than May 31, 2018.

You should rely only on the information incorporated by reference or provided in this prospectus. If information in incorporated documents conflicts with information in this prospectus you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of those documents. We have not authorized anyone else to provide you with any information.

MARKET, INDUSTRY DATA AND FORECASTS

This prospectus includes or incorporates by reference market share, ranking, industry data and forecasts that we obtained from industry publications, surveys, public filings and internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in or incorporated by reference into this prospectus. We cannot guarantee the accuracy or completeness of such information contained or incorporated by reference in this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout, or incorporated by reference into, this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, reserve and production, growth, strategies and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described, or incorporated by reference, in the “Risk Factors” section of this prospectus and such things as:

•	uncertainties regarding future actions that may be taken by Monarch Alternative Capital LP in furtherance of its nomination of director candidates for election at the Company’s 2018 annual meeting of stockholders;

•	potential operational disruption caused by the actions of stockholder activists;

•	the Company’s ability to successfully implement its strategy to create long-term stockholder value;

•	volatility of oil and gas prices, including extended periods of depressed prices that would adversely affect our revenue, income, cash flow from operations and liquidity and the discovery, estimation and development of, and our ability to replace oil and gas reserves;

•	a lack of available capital and financing, including the capital needed to pursue our operations and other development plans for our properties, on acceptable terms, including as a result of a reduction in the borrowing base under our revolving credit facility;

•	our ability to achieve the growth and benefits we expect from our acquisitions;

•	our ability to achieve the benefits we expect from the disposition of our Aneth Field properties;

•	the success of the development plan for and production from our oil and gas properties;

•	the completion, timing and success of drilling on our properties;

•	the potential for downspacing, infill or multi-lateral drilling in the Permian Basin or obstacles thereto;

•	the completion and success of exploratory drilling on our properties;

•	the timing and amount of future production of oil and gas;

•	risks related to our level of indebtedness;

•	our ability to fulfill our obligations under our revolving credit facility, the notes and any additional indebtedness we may incur;

•	constraints imposed on our business and operations by our revolving credit facility and notes which may limit our ability to execute our business strategy;

•	future write downs of reserves and the carrying value of our oil and gas properties;

•	acquisitions and other business opportunities (or lack thereof) that may be presented to and pursued by us, and the risk that any opportunity currently being pursued will fail to consummate or encounter material complications;

•	risks associated with unanticipated liabilities assumed, or title, environmental or other problems resulting from, our acquisitions;

•	our future cash flow, liquidity and financial position;

•	the success of our business and financial strategy, derivative strategies and plans;

•	risks associated with rising interest rates;

•	inaccuracies in reserve estimates;

•	operational problems, or uninsured or underinsured losses affecting our operations or financial results;

•	the amount, nature and timing of our capital expenditures, including future development costs;

•	the impact of any U.S. or global economic recession;

•	the ability to sell or otherwise monetize assets at values and on terms that are advantageous to us;

•	availability of, or delays related to, drilling, completion and production, personnel, supplies and equipment;

•	risks and uncertainties in the application of available horizontal drilling and completion techniques;

•	uncertainty surrounding occurrence and timing of identifying drilling locations and necessary capital to drill such locations;

•	our ability to fund and develop our estimated proved undeveloped reserves;

•	the effect of third party activities on our oil and gas operations, including our dependence on third party-owned water sourcing, gathering and disposal, oil gathering and gas gathering and processing systems;

•	the concentration of our credit risk as the result of depending on one primary oil purchaser and one primary gas purchaser in the Delaware Basin;

•	our operating costs and other expenses;

•	our success in marketing oil and gas;

•	the impact and costs related to compliance with, or changes in, laws or regulations governing our oil and gas operations and the potential for increased regulation of drilling and completion techniques, underground injection or fracing operations;

•	our relationship with the local communities in the areas where we operate;

•	the availability of water and our ability to adequately treat and dispose of water while and after drilling and completing wells;

•	potential regulation of waste water injection intended to address seismic activity;

•	the concentration of our producing properties in a single geographic area;

•	potential changes to regulations affecting derivatives instruments;

•	environmental liabilities under existing or future laws and regulations;

•	the impact of climate change regulations on oil and gas production and demand;

•	potential changes in income tax deductions and credits currently available to the oil and gas industry;

•	the impact of weather and the occurrence of disasters, such as fires, explosions, floods and other events and natural disasters;

•	competition in the oil and gas industry and failure to keep pace with technological development;

v

•	actions, announcements and other developments in OPEC and in other oil and gas producing countries;

•	risks relating to our joint interest partners’ and other counterparties’ inability to fulfill their contractual commitments;

•	loss of senior management or key technical personnel;

•	the impact of long-term incentive programs, including performance-based awards and stock appreciation rights;

•	timing of issuance of permits and rights of way, including the effects of any government shut-downs;

•	potential power disruptions or supply limitations in the electrical infrastructure serving our operations;

•	timing of installation of gathering infrastructure in areas of new exploration and development;

•	potential breakdown of equipment and machinery relating to the gathering and compression infrastructure;

•	losses possible from pending or future litigation;

•	cybersecurity risks;

•	the risk of a transaction that could trigger a change of control under our debt agreements;

•	risks related to our common stock, potential declines in stock prices and potential future dilution to stockholders;

•	risk factors discussed or referenced in our 2017 Annual Report and in this prospectus; and

•	other factors, many of which are beyond our control.

Those factors should not be construed as exhaustive and should be read with the other cautionary statements in, or incorporated by reference into, this prospectus.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in, or incorporated by reference into, this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements that we make in this prospectus or any of the incorporated documents speak only as of the date of those statements, and we undertake no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments, except as required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and the documents we incorporate by reference herein. It likely does not contain all of the information that is important to you. This prospectus includes specific terms of the new notes, as well as information regarding our business and detailed financial data. We encourage you to read this entire prospectus carefully, including the “Risk Factors” beginning on page 8 of this prospectus and on page 19 of our 2017 Annual Report, and the additional information contained in our 2017 Annual Report, which is incorporated by reference in this prospectus, for financial and other important information you should consider before making an exchange decision.

As used in this prospectus, references to “Resolute,” “we,” “our,” “ours,” and “us” refer to Resolute Energy Corporation and its subsidiaries.

Our Company

We are a publicly traded, independent oil and gas company engaged in the exploitation, development, exploration for and acquisition of oil and gas properties with assets located in the Delaware Basin in west Texas (the “Permian Properties”, “Permian Basin Properties” or “Delaware Basin”). Our development activity is focused on our 27,100 gross (21,100 net) acres, approximately 90% of which is located in what we believe to be the core of the Wolfcamp horizontal play in northern Reeves County, Texas. Our corporate strategy is to drive organic growth in production, cash flow and reserves through development of our Reeves County acreage and to pursue opportunistic acquisitions in the Delaware Basin.

Our principal project area located in the Delaware Basin portion of the Permian Basin, in Reeves County, targets the Wolfcamp formation (the “Delaware Basin Wolfcamp Project”). The Delaware Basin Wolfcamp Project includes 23,600 gross (18,700 net) acres. All 53.4 MMBoe of our proved reserves are associated with these assets as of December 31, 2017. During 2017, we completed 31 gross (25.0 net) wells, which includes 6 DUCs and 4 non-operated wells, and had 81 gross (66.4 net) producing wells at year-end 2017. As of December 31, 2017, we were in the process of drilling 3 gross (3.0 net) wells and had 6 gross (5.8 net) wells awaiting completion operations. During 2017, average net daily production from the Permian Basin Properties was 20,112 equivalent barrels of oil and was 74% liquids. Based on drilling activity to date, approximately 89% of the gross acreage is held by production. We are currently evaluating the 3,500 gross acres and 2,400 net acres we acquired in the Delaware Basin in May 2017 in southern Reeves County for drilling opportunities in the Wolfcamp, Woodford and Barnett formations.

Corporate Information

Our executive offices are located at 1700 Lincoln Street, Suite 2800, Denver, CO 80203 and our telephone number at that address is 303-534-4600. Our website address is http://www.resoluteenergy.com. Information contained on, or available through, our website is not part of this prospectus.

The Exchange Offer

On April 9, 2018, we completed a private offering of the 2018 notes. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver this prospectus and to offer the new notes in exchange for the 2018 notes.

Exchange Offers	We are offering to exchange each $2,000, and $1,000 integral multiples in excess of $2,000, principal amount of our 8.50% Senior Notes due 2020 registered under the Securities Act, which we refer to as “new notes,” for each $2,000, and $1,000 integral multiples in excess of $2,000, principal amount of our outstanding 8.50% Senior Notes due 2020 issued on April 9, 2018 in a private offering (CUSIPs: 76116A AG3 and U76174 AF5), which we refer to as “2018 notes.” In order to exchange an outstanding note, you must follow the required procedures and we must accept the outstanding note for exchange. We will exchange all 2018 notes validly tendered for exchange and not validly withdrawn. As of the date of this prospectus, there is $75,000,000 aggregate principal amount of 2018 notes outstanding.

Expiration Date	The exchange offer will expire at 5:00 p.m. New York City time, on June 7, 2018, unless we decide to extend it.

Resale of the New Notes	Based on interpretive letters of the SEC staff to third parties, we believe that you may offer for resale, resell and otherwise transfer the new notes issued pursuant to the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

•	are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act;

•	are not participating in, and do not intend to participate in, a distribution of the new notes within the meaning of the Securities Act and have no arrangement or understanding with any person to participate in a distribution of the new notes within the meaning of the Securities Act;

•	are acquiring the new notes in the ordinary course of your business; and

•	are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

In addition, if you are a broker-dealer and receive new notes for your own account, you must acknowledge that you will deliver a prospectus if you resell the new notes. By acknowledging your intent and delivering a prospectus you will not be deemed to admit that you are an “underwriter” under the Securities Act. You may use this prospectus as it is amended from time to time when you resell new notes that were acquired from market-making or trading activities. We have agreed to use commercially reasonable efforts to make this prospectus available for a period commencing on the day the exchange offer is consummated and continuing for 90 days (or such shorter period during which such broker-dealers or such other persons are required by law to deliver the prospectus); provided, however, that if for any day during such period we restrict the use of such prospectus, such period shall be extended on a day-by-day basis.

By tendering your notes as described in “The Exchange Offer—Procedures for Tendering”, you will be making representations to this effect. If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the interpretive no-action letters referred to above and you must comply with the applicable registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

We base our belief on interpretations by the SEC staff in no-action letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our exchange offer. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

Consequences If You Do Not Exchange Your 2018 notes	If you are eligible to participate in the exchange offer and you do not tender your 2018 notes, you will no longer have any registration or exchange rights and your 2018 notes will continue to be subject to transfer restrictions. These transfer restrictions and the availability of new notes could adversely affect the trading market for your 2018 notes.

Conditions	The registration rights agreement does not require us to accept 2018 notes for exchange if the exchange offer, or the making of any exchange by a holder of the 2018 notes, would violate any applicable law or interpretation of the staff of the SEC. The exchange offer is not conditioned on a minimum aggregate principal amount of 2018 notes being tendered.

Procedures for Tendering 2018 notes	We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all of the 2018 notes are held in book-entry accounts maintained by the exchange agent at the Depository Trust Company (“DTC”), Euroclear or Clearstream, a holder need not submit a letter of transmittal. However, all holders who exchange their 2018 notes for new notes in accordance with the procedures outlined below will be deemed to have acknowledged receipt of, and agreed to be bound by, and to have made all of the representations and warranties contained in the letter of transmittal.

To tender in the exchange offer, a holder must comply with the following procedures, as applicable:

Holders of 2018 notes through DTC: If you wish to exchange your 2018 notes and either you or your registered holder hold your 2018 notes in book-entry form directly through DTC, you must submit an instruction and follow the procedures for book-entry transfer as provided under “The Exchange Offer—Book-Entry Transfer.”

Holders of 2018 notes through Euroclear or Clearstream: If you wish to exchange your 2018 notes and either you or your registered holder hold your 2018 notes in book-entry form directly through Euroclear or Clearstream, you should be aware that pursuant to their internal guidelines, Euroclear and Clearstream will automatically exchange your 2018 notes for new notes. If you do not wish to participate in the exchange offer, you must instruct Euroclear or Clearstream, as the case may be, to “Take No Action”; otherwise your 2018 notes will automatically be tendered in the exchange offer, and you will be deemed to have agreed to be bound by the terms of the letter of transmittal.

Special Procedures for Beneficial Owners	If you are a beneficial owner of 2018 notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender 2018 notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your 2018 notes, either make appropriate arrangements to register ownership of the 2018 notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Withdrawal of Tenders	You may withdraw your tender of 2018 notes under the exchange offer at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Fees and Expenses	We will bear all expenses related to the exchange offer.

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

U.S. Federal Income Tax Consequences	The exchange of 2018 notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

Exchange Agent	Delaware Trust Company is the exchange agent. You should direct questions and requests for assistance, for additional copies of this prospectus or the letter of transmittal to the exchange agent at telephone number 877-374-6010.

The New Notes

This exchange offer applies to any and all 2018 notes. The terms of the new notes will be substantially identical in all material respects to the 2018 notes, except that (1) the new notes will not be subject to the restrictions on transfer that apply to the 2018 notes, (2) the new notes will not be subject to the registration rights relating to the 2018 notes and (3) the new notes will not contain provisions for payment of additional interest in case of non-registration. The new notes issued in this exchange offer will evidence the same debt as the 2018 notes and both types of notes will be entitled to the benefits of the same indenture and treated as a single class of debt securities. In this document, we sometimes refer to the existing 8.50% notes, the 2018 notes and the new notes together as the “notes”.

Issuer	Resolute Energy Corporation.

Securities Offered	Up to $75,000,000 aggregate principal amount of 8.50% Senior Notes due 2020. The 2018 notes were issued as additional notes under the indenture pursuant to which, on April 24, 2012, December 10, 2012 and May 12, 2017, we issued $250,000,000, $150,000,000 and $125,000,000, respectively, aggregate principal amount of the existing 8.50% notes. The 2018 notes are treated as a single series with the existing 8.50% notes under the indenture and have substantially the same terms as the existing 8.50% notes, other than the issue date, the issue price and the first interest payment date. Holders of the 2018 notes and the existing 8.50% notes vote as one series under the indenture.

Maturity Date	May 1, 2020.

Interest Payment Dates	May 1 and November 1, commencing November 1, 2018.

CUSIP and ISIN Numbers	Upon the consummation of the exchange, the CUSIP and ISIN numbers for the new notes will be the same as the CUSIP and ISIN numbers for the existing 8.50% notes, at which point we expect that the new notes will be fungible with the existing 8.50% notes.

Optional Redemption	The notes are redeemable at our option, in whole or in part, at any time at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption. See “Description of the New Notes—Optional Redemption.”

Change of Control	Upon the occurrence of specific kinds of changes of control, you will have the right, as holders of the notes, to cause us to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of the New Notes—Change of Control.”

Asset Disposition Offer	If the issuer or its restricted subsidiaries sell assets, under certain circumstances, the issuer will be required to use the net proceeds to make an offer to purchase notes at an offer price in cash in an amount equal to 100% of the principal amount of the notes plus accrued and unpaid interest to the repurchase date. See “Description of the New Notes—Certain Covenants—Asset Sales.”

Note Guarantees	The notes will be guaranteed on a senior unsecured basis by certain of our existing and future direct and indirect restricted subsidiaries that guarantee our senior credit facility or other indebtedness or indebtedness of the subsidiary guarantors, subject to certain exceptions. Under certain circumstances, subsidiary guarantors may be released from their note guarantees without the consent of the holders of notes. See “Description of the New Notes—Note Guarantees.” We expect that all of our subsidiaries will guarantee the notes.

Ranking	The notes and the note guarantees will be our and the subsidiary guarantors’ general unsecured senior obligations. Accordingly, they:

•	rank senior in right of payment to all of our and the subsidiary guarantors’ future subordinated indebtedness;

•	rank equally in right of payment with all of our and the subsidiary guarantors’ existing and future senior indebtedness;

•	are effectively subordinated to any of our and the subsidiary guarantors’ existing and future secured indebtedness, including our senior credit facility, to the extent of the value of the assets securing such indebtedness; and

•	are structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the notes.

As of December 31, 2017, after giving effect to the offering of 2018 notes and the use of proceeds therefrom:

•	we would have had approximately $600 million of total indebtedness, consisting of the notes; and

•	we would have had commitments available to be borrowed under the senior credit facility of $207.2 million (after giving effect to the borrowing base and $2.8 million of outstanding letters of credit).

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our subsidiaries to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem or repurchase certain subordinated debt;

•	issue certain preferred stock or similar equity securities;

•	make loans and investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	enter into certain sale leaseback transactions; and

•	consolidate, merge or sell all or substantially all of our assets.

These covenants will be subject to a number of important exceptions and qualifications. In addition, if for such period of time, if any, that the notes have received investment grade ratings from both Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and no default or event of default exists under the indenture governing the notes, we will not be subject to certain of the covenants listed above. For more details, see “Description of the New Notes—Certain Covenants.”

Absence of Established Market for the Notes	We do not intend to apply for a listing of the notes on any securities exchange or an automated dealer quotation system. Accordingly, a liquid market for the notes may not develop.

Trustee	Delaware Trust Company (as successor to U.S. Bank National Association).

Risk Factors	Investing in the new notes involves risks. See “Risk Factors” beginning on page 8 for a discussion of certain factors you should consider in evaluating whether or not to tender your 2018 notes.

RISK FACTORS

Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below, the “Risk Factors” beginning on page 19 of our 2017 Annual Report and all of the other information contained in or incorporated by reference into this prospectus before deciding whether to exchange the notes. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.

Risks Related to the New Notes and the Exchange Offer

If you fail to exchange your 2018 notes, they will continue to be restricted securities and may become less liquid.

2018 notes that you do not tender or that we do not accept will, following the exchange offer, continue to be restricted securities. This means that you may not offer to sell them except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue the new notes in exchange for the 2018 notes in the exchange offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer—Procedures for Tendering.” Because we anticipate that most holders of the 2018 notes will elect to exchange their 2018 notes, we expect that the liquidity of the market for the 2018 notes remaining after the completion of the exchange offer will be substantially limited. Any 2018 notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the 2018 notes at maturity.

You may not receive the new notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the new notes in exchange for your 2018 notes only if you properly tender the 2018 notes before expiration of the exchange offer. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to the tenders of the 2018 notes for exchange. If you are the beneficial holder of 2018 notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person through whom your 2018 notes are held and instruct that person to tender on your behalf.

If you are a broker-dealer, your ability to transfer the new notes may be restricted.

A broker-dealer that purchased 2018 notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the new notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their new notes.

The consummation of the exchange offer may not occur.

We are not obligated to complete the exchange offer under certain circumstances. See “The Exchange Offer—Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their new notes. You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the new notes.

There is no established trading market for the new notes and one may not develop.

There is currently no established trading market for the new notes or trading history and an active market may not develop. We do not intend to list the new notes on any exchange. If an active market does develop such market may cease at any time. As a result, you may not be able to resell your new notes for an extended period of time, if at all. Consequently, your lenders may be reluctant to accept the new notes as collateral for loans. In addition, in response to prevailing interest rates and market conditions generally or other factors referred to in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” the new notes could trade at a price higher or lower than their initial offering price and you may not be able to liquidate your investment.

Risks Related to Our Indebtedness

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We have a significant amount of indebtedness. As of December 31, 2017, after giving effect to the offering of the 2018 notes and the use of proceeds therefrom, our total debt would have been approximately $600 million, and we would have had unused commitments of $207.2 million under our senior credit facility (after giving effect to the borrowing base and $2.8 million of outstanding letters of credit).

Subject to the limits contained in the credit agreement governing our senior credit facility and the indenture governing the notes and our other debt instruments, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under the senior credit facility, are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

In addition, the indenture governing the notes and the credit agreement governing our senior credit facility contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debt.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The credit agreement governing the senior credit facility and the indenture governing the notes will restrict our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See “Description of Other Indebtedness” and “Description of the New Notes.”

In addition, we conduct a substantial portion of our operations through our subsidiaries, certain of which in the future may not be guarantors of the notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes and the credit agreement governing the senior credit facility will limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.

If we cannot make scheduled payments on our debt, we will be in default and holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under the senior credit facility could terminate their commitments to loan money, the lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. All of these events could result in your losing your investment in the notes.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although the indenture governing the notes and the credit agreement governing our senior credit facility will contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. In addition, as of December 31, 2017, after giving effect to the offering of the 2018 notes and the use of proceeds therefrom, we would have had unused commitments of $207.2 million under our senior credit facility (after giving effect to the borrowing base and $2.8 million of outstanding letters of credit). All of those borrowings would be secured indebtedness. If new debt is added to our current debt levels, the related risks that we and the subsidiary guarantors now face could intensify. See “Description of Other Indebtedness” and “Description of the New Notes.”

The terms of the credit agreement governing our senior credit facility and the indenture governing the notes will restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The indenture governing the notes and the credit agreement governing our senior credit facility will contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions or repurchase or redeem capital stock;

•	prepay, redeem or repurchase certain subordinated debt;

•	issue certain preferred stock or similar equity securities;

•	make loans and investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

In addition, the restrictive covenants in the credit agreement governing our senior credit facility require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may be unable to meet them. You should read the discussions under the headings “Description of the New Notes—Certain Covenants,” and “Description of Other Indebtedness” for further information about these covenants.

A breach of the covenants or restrictions under the indenture governing the notes or under the credit agreement governing our senior credit facility could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the credit agreement governing our senior credit facility would permit the lenders under our senior credit facility to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under our senior credit facility, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing.

Availability under our senior credit facility depends on a borrowing base which is subject to redetermination by our lenders. If our borrowing base is reduced, we may be required to repay amounts outstanding under our senior credit facility.

Under the terms of our senior credit facility, our borrowing base (currently set at $210 million) is subject to semi-annual redetermination by our lenders based on their valuation of our proved reserves and their internal criteria. In addition, under certain circumstances, interim redeterminations may be conducted, including in the event of acquisitions or dispositions of properties. In the event the amount outstanding under our senior credit facility at any time exceeds the borrowing base at such time, we would be required to repay the amount of our outstanding borrowings exceeding the new borrowing base over the 120 days following the redetermination. If we do not have sufficient funds on hand for repayment, we may be required to seek a waiver or amendment from our lenders, refinance our senior credit facility, incur additional indebtedness, sell assets or sell additional debt or equity securities in order to cure such borrowing base deficiency. We may not be able obtain such financing or complete such transactions on terms acceptable to us, or at all. Failure to make the required repayment could result in a default under our senior credit facility and a cross default under the outstanding notes.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our senior credit facility are at variable rates of interest and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Assuming all loans are fully drawn, each quarter point change in interest rates would result in a $0.5 million change in annual interest expense on our indebtedness under our senior credit facility. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

The notes will be effectively subordinated to our and our subsidiary guarantors’ indebtedness under the senior credit facility and any other secured indebtedness of our company to the extent of the value of the property securing that indebtedness.

The notes will not be secured by any of our or our subsidiary guarantors’ assets. As a result, the notes and the guarantees will be effectively subordinated to our and our subsidiary guarantors’ indebtedness under the senior credit facility with respect to the assets that secure that indebtedness. As of December 31, 2017, after giving effect to the offering of 2018 notes and the use of proceeds therefrom, we would have had $2.8 million in letters of credit outstanding under our senior credit facility, resulting in total unused availability of approximately $207.2 million, after giving effect to the borrowing base. In addition, we may incur additional secured debt in the future. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our company or the subsidiary guarantors, the proceeds from the sale of assets securing our secured indebtedness will be available to pay obligations on the notes only after all indebtedness under the senior credit facility and that other secured debt has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our or our subsidiary guarantors’ bankruptcy, insolvency, liquidation, dissolution or reorganization.

The notes will be structurally subordinated to all obligations of our existing and future subsidiaries that are not and do not become guarantors of the notes.

The notes will be guaranteed by each of our existing and subsequently acquired or organized subsidiaries that guarantee our senior credit facility or that, in the future, guarantee our other indebtedness or indebtedness of another subsidiary guarantor, subject to certain exceptions. Except for such subsidiary guarantors of the notes, our subsidiaries, including all of our non-domestic subsidiaries, will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes and guarantees will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment.

In addition, the indenture governing the notes will, subject to some limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries. All of our subsidiaries have guaranteed the 2018 notes.

In addition, our subsidiaries that provide, or will provide, note guarantees will be automatically released from those note guarantees upon the occurrence of certain events. If any note guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the notes. See “Description of the New Notes—Note Guarantees.”

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. Additionally, under the senior credit facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the credit agreement and the commitments to lend would terminate. The source of funds for any purchase of the notes and repayment of borrowings under our senior credit facility would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. If we fail to repurchase the notes in that circumstance, we will be in default under the indenture governing the notes. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of the credit agreement governing our senior credit facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture governing the notes, constitute a “change of control” that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of the New Notes—Change of Control.”

The exercise by the holders of notes of their right to require us to repurchase the notes pursuant to a change of control offer could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not, due to the financial effect of such repurchases on us. In the event a change of control offer is required to be made at a time when we are prohibited from purchasing notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture which could, in turn, constitute a default under our other indebtedness. Finally, our ability to pay cash to the holders of notes upon a repurchase may be limited by our then existing financial resources.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

One of the circumstances under which a change of control may occur is upon the sale or disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

Federal and state fraudulent transfer laws may permit a court to void the notes and/or the note guarantees, and if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the note guarantees of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the note guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the subsidiary guarantors, as applicable, (a) issued the notes or incurred the note guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the note guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the subsidiary guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the note guarantees;

•	the issuance of the notes or the incurrence of the note guarantees left us or any of the subsidiary guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•	we or any of the subsidiary guarantors intended to, or believed that we or such subsidiary guarantor would, incur debts beyond our or such subsidiary guarantor’s ability to pay as they mature; or

•	we or any of the subsidiary guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the subsidiary guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its note guarantee to the extent the subsidiary guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the note guarantees would be subordinated to our or any of our subsidiary guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a note guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that note guarantee, could subordinate the notes or that note guarantee to presently existing and future indebtedness of ours or of the related subsidiary guarantor or could require the holders of the notes to repay any amounts received with respect to that note guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

In the event that we are unable to exchange the 2018 notes for new notes sharing a single CUSIP and ISIN number with the existing 8.50% notes, the 2018 notes will continue to trade under a separate CUSIP and ISIN number, which may adversely affect the liquidity of the 2018 notes and cause the 2018 notes to trade at different prices than the existing 8.50% notes.

The 2018 notes were issued under a supplemental indenture to the indenture governing the existing 8.50% notes. The 2018 notes have substantially the same terms as those of the existing 8.50% notes, except that the 2018 notes were issued under CUSIP and ISIN numbers different from the existing 8.50% notes. Once the 2018 notes are registered and exchanged for new notes, we expect that the notes will have a single CUSIP and ISIN number and that such new notes and the existing 8.50% notes will thereafter be fungible. However, in the event that we are unable to exchange the 2018 notes for new notes sharing a single CUSIP and ISIN number with the existing 8.50% notes, the 2018 notes will continue to trade under separate CUSIP and ISIN numbers and will not be fungible with the existing 8.50% notes until they are registered and exchanged for new notes, which may adversely affect the liquidity of the 2018 notes and cause the 2018 notes to trade at different prices than the existing 8.50% notes.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive 2018 notes from you in the same principal amount. The 2018 notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our indebtedness.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On April 9, 2018, we issued $75 million aggregate principal amount of the 2018 notes. In connection with the issuance, we entered into a registration rights agreement, pursuant to which, we agreed that we will, at our expense, for the benefit of the holders of the 2018 notes:

•	by April 29, 2018 (20 days after April 9, 2018) file a registration statement or statements (“Exchange Offer Registration Statement”) covering one or more offers to the holders of the 2018 notes to exchange the 2018 notes for the new notes; and

•	use reasonable best efforts to consummate exchange offers for 2018 notes, regardless of issue date, on or prior to June 8, 2018 (60 days after April 9, 2018).

Upon the effectiveness of the registration statement of which this prospectus is a part, we will offer the new notes in exchange for the 2018 notes. We filed a copy of the registration rights agreement as an exhibit incorporated by reference into the registration statement; this summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all provisions of the registration rights agreement.

Representations on Tendering 2018 notes

We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in interpretive letters addressed to other parties in other transactions. For further information on the SEC’s position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991, and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. We have not sought our own interpretive letter, however, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer as it has in interpretive letters to other parties. Based on these interpretations by the staff, we believe that you may offer for resale, resell and otherwise transfer the new notes issued pursuant to the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

•	are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act;

•	are not participating in, and do not intend to participate in, a distribution of the new notes within the meaning of the Securities Act and have no arrangement or understanding with any person to participate in a distribution of the new notes within the meaning of the Securities Act;

•	are acquiring the new notes in the ordinary course of your business; and

•	are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

In addition, if you are a broker-dealer and receive new notes for your own account, you must acknowledge that you will deliver a prospectus if you resell the new notes. By acknowledging your intent and delivering a prospectus you will not be deemed to admit that you are an “underwriter” under the Securities Act. You may use this prospectus as it is amended from time to time when you resell new notes that were acquired from market-making or trading activities. We have agreed to use commercially reasonable efforts to make this prospectus available for a period commencing on the day the exchange offer is consummated and continuing for 90 days (or such shorter period during which such broker-dealers or such other persons are required by law to deliver the prospectus); provided, however, that if for any day during such period we restrict the use of such prospectus, such period shall be extended on a day-by-day basis.

By tendering the 2018 notes in exchange for the new notes, you will be required to represent to us that each of the above statements applies to you. If you are unable to make these representations, you will be required to comply with the registration and prospectus delivery requirements under the Securities Act in connection with any resale transaction.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of the 2018 notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and the letter of transmittal, we will accept any and all 2018 notes (CUSIPs: 76116A AG3 and U76174 AF5) validly tendered and not validly withdrawn prior to the Expiration Date. For each $2,000, and $1,000 integral multiples in excess of $2,000, principal amount of 2018 notes properly tendered and not withdrawn before the expiration date of the exchange offer, we will issue $2,000, and $1,000 integral multiples in excess of $2,000, principal amount of new notes.

We will not pay any accrued and unpaid interest on the 2018 notes that we acquire in the exchange offer. Instead, interest on the new notes will accrue from the later of (i) the last interest payment date on which interest was paid on the outstanding note surrendered in exchange for the new note or (ii) if the outstanding note is surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date.

Holders may tender some or all of their 2018 notes pursuant to the exchange offer in denominations of $2,000 and $1,000 integral multiples in excess of $2,000 thereof. The exchange offer is not conditioned upon any minimum aggregate principal amount of 2018 notes being tendered.

The terms of the new notes are identical in all material respects to the terms of the 2018 notes, except that:

(1)	the new notes will have a different CUSIP number than the 2018 notes;

(2)	we have registered the new notes under the Securities Act and therefore the new notes will not bear legends restricting their transfer; and

(3)	specified rights under the registration rights agreement, including the provisions providing for payment of additional interest in specified circumstances relating to the exchange offer, will be eliminated for all the new notes.

The new notes will evidence the same debt as the 2018 notes. The new notes will be issued under the same indenture and will be entitled to the same benefits under that indenture as the 2018 notes being exchanged. As of the date of this prospectus, $75 million aggregate principal amount of the 2018 notes are outstanding. The 2018 notes accepted for exchange will be retired and cancelled and not reissued.

Except as described under “Form, Book-Entry Procedures and Transfer,” we will issue the new notes in the form of one or more global notes registered in the name of DTC or its nominee, and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder. Holders of notes do not have appraisal or dissenters’ rights under state law or under the indenture in connection with the exchange offer.

We will be considered to have accepted validly tendered 2018 notes if and when we have given oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If we do not accept any tendered 2018 notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return these 2018 notes, without expense, to the tendering holder as soon as practicable after the Expiration Date of the exchange offer.

Holders who tender the 2018 notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of the 2018 notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in certain circumstances, in connection with the exchange offer. See “—Fees and Expenses” and “—Transfer Taxes.”

If we successfully complete the exchange offer, any 2018 notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest. The holders of the 2018 notes after the exchange offer in general will not have further rights under the registration rights agreement, including registration rights and any rights to additional interest. Holders wishing to transfer the 2018 notes would have to rely on exemptions from the registration requirements of the Securities Act.

Expiration Date

The exchange offer will expire at 5:00 p.m. New York City time on June 7, 2018, unless, in our sole discretion, we extend the expiration date. If we so extend the expiration date, the term “expiration date” shall mean the latest date and time to which we extend the exchange offer.

Extensions, Delays in Acceptance, Termination or Amendment

We reserve the right, in our sole discretion to:

•	delay accepting for exchange any 2018 notes;

•	extend the exchange offer;

•	terminate the exchange offer; or

•	amend the terms of the exchange offer in any way we determine.

We will give oral or written notice of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of 2018 notes. If we amend the exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of 2018 notes of the amendment or waiver, and extend the offer if required by law.

We intend to make a public announcement of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer by 9 a.m., Denver, Colorado time, on the next business day after the previously scheduled expiration date. We have no other obligation to publish, advertise or otherwise communicate any information about any extension, amendment or termination.

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, 2018 notes will not be required to be accepted for exchange, nor will new notes be issued in exchange for any 2018 notes, and we may terminate or amend the exchange offer as provided herein before the acceptance of such 2018 notes, unless (i) the consummation of the exchange offer would not violate any applicable law or applicable interpretations by the SEC, (ii) no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, and no material adverse development shall have occurred in any existing action or proceeding with respect to us and (iii) all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer. We have no obligation to, and will not knowingly, permit acceptance of tenders of 2018 notes from our affiliates or from any other holder or holders who are not eligible to participate in the exchange offer under applicable law or interpretations thereof by the SEC staff, or if the new notes to be received by such holder or holders of 2018 notes in the exchange offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the “blue sky” or securities laws of substantially all of the states of the United States.

Procedures for Tendering

We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all of the 2018 notes are held in book-entry accounts maintained by the exchange agent at DTC, the Euroclear System or Clearstream, a holder need not submit a letter of transmittal. However, all holders who exchange their 2018 notes for new notes in accordance with the procedures outlined below will be deemed to have acknowledged receipt of, and agreed to be bound by, and to have made all of the representations and warranties contained in the letter of transmittal.

To tender in the exchange offer, a holder must comply with the following procedures, as applicable:

•	Holders of 2018 notes through DTC: If you wish to exchange your 2018 notes and either you or your registered holder hold your 2018 notes in book-entry form directly through DTC, you must submit an instruction and follow the procedures for book-entry transfer as provided under “—Book-Entry Transfer.”

•	Holders of 2018 notes through Euroclear or Clearstream: If you wish to exchange your 2018 notes and either you or your registered holder hold your 2018 notes in book-entry form directly through Euroclear or Clearstream, you should be aware that pursuant to their internal guidelines, Euroclear and Clearstream will automatically exchange your 2018 notes for new notes. If you do not wish to participate in the exchange offer, you must instruct Euroclear or Clearstream, as the case may be, to “Take No Action”; otherwise your 2018 notes will automatically be tendered in the exchange offer, and you will be deemed to have agreed to be bound by the terms of the letter of transmittal.

Only a registered holder of record of 2018 notes may tender 2018 notes in the exchange offer. If you are a beneficial owner of 2018 notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender 2018 notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your 2018 notes, either make appropriate arrangements to register ownership of the 2018 notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder tenders less than all of the 2018 notes held by the holder, the tendering holder should so indicate. The amount of 2018 notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of 2018 notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “—Book-Entry Transfer,” to the exchange agent is at the election and risk of the holder. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or 2018 notes to us. Delivery of documents to DTC, Euroclear or Clearstream in accordance with their respective procedures will not constitute delivery to the exchange agent.

If the applicable letter of transmittal is signed by the record holder(s) of the 2018 notes tendered, the signature must correspond with the name(s) written on the face of the outstanding note without alteration, enlargement or any change whatsoever. If a letter of transmittal is signed by a participant in DTC or Euroclear or Clearstream, as applicable, the signature must correspond with the name as it appears on the security position listing as the holder of the 2018 notes.

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or “an eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the 2018 notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If a letter of transmittal is signed by a person other than the registered holder of any 2018 notes, the 2018 notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the 2018 notes and an eligible institution must guarantee the signature on the bond power.

If a letter of transmittal or any 2018 notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered 2018 notes. Our determination will be final and binding. We reserve the absolute right to reject any 2018 notes not properly tendered or any 2018 notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular 2018 notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of 2018 notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of 2018 notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of 2018 notes will not be deemed made until those defects or irregularities have been cured or waived.

Any 2018 notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any 2018 notes that remain outstanding subsequent to the expiration date, and (b) to the extent permitted by applicable law, purchase 2018 notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the 2018 notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of 2018 notes by causing DTC to transfer such 2018 notes into the exchange agent’s DTC account in accordance with DTC’s electronic Automated Tender Offer Program (“ATOP”) procedures for such transfer. The exchange of new notes for tendered 2018 notes will only be made after timely:

•	confirmation of book-entry transfer of the 2018 notes into the exchange agent’s account; and

•	receipt by the exchange agent of an “agent’s message” and all other required documents specified in the letter of transmittal.

The confirmation, agent’s message and any other required documents must be received at the exchange agent’s address listed below under “—Exchange Agent” on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

As indicated above, delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering 2018 notes stating:

•	the aggregate principal amount of 2018 notes which have been tendered by the participant;

•	that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the exchange offer; and

•	that we may enforce such agreement against the participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described below under “Representations on Tendering 2018 notes” are true and correct.

Guaranteed Delivery

If you wish to tender your 2018 notes and time will not permit you to make proper ATOP delivery prior to the expiration date of the exchange offer, or your letter of transmittal and all other required documents will not reach the exchange agent prior to the expiration date of the exchange offer, you may nevertheless tender if an eligible institution indicates in the ATOP system that you would like to use guaranteed delivery, and the exchange agent accepts the guaranteed delivery. You may then deliver your 2018 notes within three New York Stock Exchange trading days after the expiration date of the exchange offer. You may not tender by guaranteed delivery by using a letter of transmittal.

Withdrawal of Tenders

Your tender of 2018 notes pursuant to the exchange offer is irrevocable except as otherwise provided in this section. You may withdraw tenders of 2018 notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective for DTC participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn 2018 notes and otherwise comply with the procedures of DTC. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, for such withdrawal notices, and our determination shall be final and binding on all parties. Any 2018 notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to them unless the 2018 notes so withdrawn are validly re-tendered. Any 2018 notes which have been tendered but which are withdrawn or not accepted for exchange will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn 2018 notes may be re-tendered by following the procedures described above under “—Procedures For Tendering” at any time prior to the expiration date.

Exchange Agent

Delaware Trust Company has been appointed as the exchange agent for the exchange offer. Delaware Trust Company (as successor to U.S. Bank National Association) also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

Delaware Trust Company

c/o Corporation Service Company

1180 Avenue of the Americas

New York, NY 10036

Fax: 302-636-8666

Phone: 877-374-6010

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

We will bear the expenses of soliciting tenders with respect to the exchange offer. The principal solicitation is being made by mail; however, we may make additional solicitation by telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out of pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

Holders who tender their 2018 notes for exchange will not be obligated to pay any transfer taxes. If, however, a transfer tax is imposed for any reason other than the exchange of 2018 notes in connection with the exchange offer, then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the 2018 notes. This carrying value is the aggregate principal amount of the 2018 notes less any bond discount or plus any bond premium, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Consequences of Failure to Properly Tender 2018 notes in the Exchange

We will issue the new notes in exchange for 2018 notes under the exchange offer only after timely confirmation of book-entry transfer of the 2018 notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message and all other requirements specified in the letter of transmittal. Therefore, holders of the 2018 notes desiring to tender 2018 notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of 2018 notes for exchange or waive any such defects or irregularities. Any 2018 notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act.

Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will generally not be required to register the remaining 2018 notes. Remaining 2018 notes will continue to be subject to the following restrictions on transfer:

•	holders may resell 2018 notes only if an exemption from registration is available or, outside the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act; and

•	the remaining 2018 notes will bear a legend restricting transfer in the absence of registration or an exemption.

To the extent that 2018 notes are tendered and accepted in connection with the exchange offer, any trading market for remaining 2018 notes could be adversely affected.

Neither we nor our board of directors make any recommendation to holders of 2018 notes as to whether to tender or refrain from tendering all or any portion of their 2018 notes pursuant to the exchange offer. Moreover, no one has been authorized to make any such recommendation. Holders of 2018 notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of 2018 notes to tender, after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

RATIO OF EARNINGS TO FIXED CHARGES

The table below reflects the ratio of earnings to fixed charges for Resolute for the periods presented. We have computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of the sum of income from continuing operations before income taxes and fixed charges (exclusive of interest capitalized). “Fixed charges” consist of interest expensed and capitalized and an estimate of the interest within rental expense.

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(in thousands)

	Years Ended December 31,
	2017		2016	2015	2014		2013
Earnings:
Income (loss) before income taxes	(1,526)		(161,631)	(764,633)	(25,990)		(178,485)
Fixed charges, excluding capitalized interest	46,077		53,534	67,384	35,845		33,499

Earnings	44,551		(108,097)	(697,249)	9,855		(144,986)
Fixed charges:
Interest expense, including capitalized interest	59,291		54,813	70,345	46,429		47,832
Estimate of interest within rental expense	2,628		2,851	3,026	4,356		4,198

Fixed charges	61,919		57,664	73,371	50,785		52,030
Preferred stock dividends (a)	6,475		1,184	—	—		—
Ratio of earnings to fixed charges and preferred stock dividends	(b	)	(b )	(b )	(b	)	(b )

(a)	The amounts disclosed herein for preferred stock dividends represent both the dividends declared and the dividends accumulated for the period.
(b)	Ratio is less than one; earnings are inadequate to cover fixed charges. The dollar amount of the coverage deficiency was $23.8 million, $166.9 million, $770.6 million, $40.9 million and $197 million for the years ended December 31, 2017, December 31, 2016, December 31, 2015, December 31, 2014 and December 31, 2013, respectively.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

On February 17, 2017, we entered into an amended and restated revolving credit facility agreement. Our senior credit facility is with a syndicate of banks led by Bank of Montreal, with Resolute Energy Corporation as the borrower. As of December 31, 2017, outstanding borrowings were approximately $30 million and unused availability under the borrowing base was approximately $180 million (or $177.2 million as adjusted for outstanding letters of credit).

The senior credit facility is guaranteed by all of our subsidiaries and is collateralized by substantially all of the assets of the Company’s Delaware Basin assets held by Resolute Natural Resources Southwest, LLC, which is a wholly-owned subsidiary of the Company.

The senior credit facility specifies a maximum borrowing base as determined by the lenders, which is currently $210 million. The borrowing base is re-determined semi-annually, and the amount available for borrowing under the senior credit facility could be increased or decreased as a result of such redeterminations. Under certain circumstances, either the Company or the lenders may request an interim redetermination of the borrowing base. The senior credit facility matures in February 2021, unless there is an earlier maturity of material Company indebtedness.

Each borrowing under the senior credit facility accrues interest at either (a) the London Interbank Offered Rate (“LIBOR”), plus a margin that ranges from 3.0% to 4.0% or (b) the Alternate Base Rate defined as the greater of (i) the Administrative Agent’s Prime Rate (ii) the Federal Funds Effective Rate plus 0.5% or (iii) an adjusted LIBOR, plus a margin for the Alternate Base Rate that ranges from 2.0% to 3.0%. Each such margin is based on the level of utilization under the borrowing base.

The senior credit facility includes covenants that require, among other things, that Resolute maintains a ratio of current assets to current liabilities of no less than 1.0 to 1.0 and a ratio of funded debt to EBITDA (as defined in the senior credit facility) of no more than 4.0 to 1.0.

The senior credit facility includes covenants that prohibit us from entering into derivative arrangements during which such derivative arrangements are in effect for more than (i) for the first year, the greater of 85% of anticipated projected production from proved properties or 75% of our anticipated projected production from properties, (ii) for the second year, 85% of anticipated projected production from proved properties and (iii) for the period after such two year period, the greater of 75% of our anticipated projected production from proved properties or 85% of our anticipated projected production from proved developed producing properties after such two year period (not to exceed a term of 60 months for any such derivative arrangement). We were in compliance with the terms and covenants of the senior credit facility at December 31, 2017.

Effective on March 16, 2018, we entered into the Third Amendment to the senior credit facility. The Third Amendment, among other things, amended the definition of Applicable Margin so that if the ratio of total funded debt to EBITDA for the period ending June 30, 2018 exceeds 4.00:1.00, then each applicable rate per annum shall be increased by 0.25% per annum until the date such ratio is calculated for the quarter ending September 30, 2018. It also amended the definition of EBITDA to include certain costs incurred by the Company in connection with activist investor campaigns and provide for certain amendments to the calculation of EBITDA, and amended the covenant governing the ratio of funded debt to EBITDA so that for the quarter ended December 31, 2017, that ratio shall be 4.00:1.00, for the quarter ending March 31, 2018, that ratio shall be 4.00:1.00, for the quarter ending June 30, 2018, that ratio shall be 4.25:1.00, and for quarters ending thereafter, that ratio shall be 4.00:1.00. The Third Amendment also provided for the ability of the Company to issue the 2018 notes and that the borrowing base shall automatically be reduced by 25% of all unsecured indebtedness of the Company in excess of $600 million.

Existing Senior Notes

On April 24, 2012, December 10, 2012 and May 12, 2017, we issued $250,000,000, $150,000,000 and $125,000,000, respectively, aggregate principal amount of existing 8.50% notes pursuant to the indenture, all of which were exchanged for substantially identical notes in the same amount, in an offering registered under the Securities Act. On April 9, 2018, we issued $75,000,000 aggregate principal amount of 2018 notes pursuant to the indenture. Our existing 8.50% notes and 2018 notes are guaranteed by certain of our existing direct and indirect subsidiaries. The existing 8.50% notes and 2018 notes include customary additional terms and covenants that place limitations on certain types of activities and the payment of dividends.

DESCRIPTION OF THE NEW NOTES

On April 9, 2018, the 2018 notes were issued pursuant to a supplemental indenture, dated as of the Closing Date, to the indenture among us, the Guarantors and Delaware Trust Company (as successor to U.S. Bank National Association), as trustee (the “Trustee”), governing our existing $525,000,000 aggregate principal amount of 8.50% Senior Notes due 2020 (the “existing 8.50% notes”). We refer to such indenture and the supplemental indenture together as the “Indenture.”

The 2018 notes were issued in a private transaction not subject to the registration requirements of the Securities Act. The Indenture is subject to and governed by the provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The Company has appointed Delaware Trust Company, a Delaware state chartered trust company, to serve as Trustee under the Indenture. The Trustee has not evaluated the risks, benefits, or propriety of any investment in the new notes and makes no representation, and has reached no conclusions, regarding the value or condition of the new notes.

The 2018 notes constitute Additional Notes (as defined below) under the Indenture, are treated as a single series with the existing 8.50% notes under the Indenture and have the same terms as the existing 8.50% notes, other than the issue date, the issue price and the first interest payment date. There is an outstanding aggregate principal amount of $600,000,000 of 8.50% Senior Notes due 2020. Holders of the 2018 notes, the existing 8.50% notes and any future Additional Notes vote as one series under the Indenture. The 2018 notes have different CUSIP and ISIN numbers from the existing 8.50% notes. Upon the consummation of the exchange, the CUSIP and ISIN numbers for the new notes will be the same as the CUSIP and ISIN numbers for the existing 8.50% notes, at which point we expect that the new notes will be fungible with the existing 8.50% notes.

The following description is a summary of the material provisions of the notes and the Indenture. It does not restate it in its entirety. We urge you to read the Indenture because it, and not this description, will define your rights as holders of the new notes.

Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture. In this description, the word “Company” refers only to Resolute Energy Corporation and not to any of its subsidiaries, and unless the context requires otherwise, references to the “notes” shall mean the new notes together with the 2018 notes.

Brief Description of the New Notes and the Guarantees

The New Notes

The new notes:

•	will be general unsecured senior obligations of the Company;

•	will rank equally in right of payment with all existing and future senior indebtedness of the Company, including the outstanding notes;

•	will be effectively subordinated in right of payment to all existing and future senior secured Indebtedness incurred from time to time by the Company (including Indebtedness under the Senior Credit Agreement) to the extent of the value of the assets securing such Indebtedness;

•	will rank senior in right of payment to any future subordinated Indebtedness of the Company; and

•	will be fully and unconditionally guaranteed by the Guarantors on a senior basis.

The Guarantees

Each guarantee of the new notes:

•	will be a general unsecured senior obligation of the Guarantor;

•	will rank equally in right of payment with all existing and future senior indebtedness of the Guarantor, including the outstanding notes;

•	will be effectively subordinated in right of payment to all existing and future senior secured Indebtedness incurred from time to time by that Guarantor, including guarantees of Indebtedness under the Senior Credit Agreement, to the extent of the value of the assets securing such Indebtedness; and

•	will rank senior in right of payment to any future subordinated Indebtedness of the Guarantor.

The assets of any Subsidiary of the Company that in the future does not guarantee the notes will be subject to the prior claims of all creditors of that Subsidiary, including trade creditors. In the event of a bankruptcy, administrative receivership, composition, insolvency, liquidation or reorganization of any of the non-guarantor Subsidiaries, such Subsidiaries will pay the holders of their liabilities, including trade payables, before they will be able to distribute any of their assets to the Company or a Guarantor. The Indenture permits the Company and the Guarantors to incur additional secured Indebtedness.

Ranking

As of December 31, 2017, after giving effect to the offering of the 2018 notes and the use of proceeds therefrom, outstanding Indebtedness of the Company and the Guarantors (excluding intercompany liabilities and Guarantees of any Indebtedness of the Company, including obligations under the Senior Credit Agreement and the notes) would have been $600 million, and the Company would have had additional commitments of $207.2 million under the Senior Credit Agreement available to it (after giving effect to the borrowing base and $2.8 million of outstanding letters of credit), all of which would be secured. All of our subsidiaries guarantee the 2018 notes.

Principal, Maturity and Interest

The notes will mature on May 1, 2020 and will be unsecured senior obligations of the Company. The Indenture provides for the issuance of an unlimited amount of additional notes (the “Additional Notes”) having identical terms and conditions to the existing 8.50% notes (in all respects other than at the option of the Company as to the payment of interest accruing prior to the issue date of such Additional Notes or except for the first payment of interest following the issue date of such Additional Notes), subject to compliance with the covenants contained in the Indenture. Such Additional Notes shall be consolidated and form a single series, and have the same terms as to status, redemption or otherwise as the existing 8.50% notes. For purposes of this “Description of the New Notes,” reference to the notes includes Additional Notes and new notes unless otherwise indicated. There can be no assurance as to when or whether the Company will issue any such Additional Notes or as to the aggregate principal amount of such Additional Notes.

Interest on the notes will accrue at the rate of 8.50% per annum and will be payable semiannually in cash on each May 1 and November 1, commencing November 1, 2018, to the holders of record on the immediately preceding April 15 and October 15, as the case may be. Accrued interest on the 2018 notes was paid by the purchasers of the 2018 notes from November 1, 2017, the last day interest was paid on the existing 8.50% notes, to April 9, 2018, the Closing Date. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months.

In connection with the offering of the 2018 notes, the Company, the Guarantors and the initial purchasers of the 2018 notes entered into a registration rights agreement providing for certain registration obligations with respect to the 2018 notes. The Company will pay additional interest to holders of the 2018 notes if (i) the Company fails to consummate the Exchange Offer within 75 days after the closing of the offering of the 2018 notes and (ii) certain other conditions contained in the registration rights agreement are not satisfied. Any additional interest due will be paid on the same dates as interest on the 2018 notes. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the 2018 notes shall be deemed to include any additional interest pursuant to the registration rights agreement.

The principal of and premium, if any, and interest on the notes will be payable and the notes will be exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for such purposes (which is the office of the Trustee located at Delaware Trust Company; c/o Corporation Service Company, 1180 Avenue of the Americas, New York, NY 10036) or, at the option of the Company, payment of interest may be paid by check mailed to the address of the person entitled thereto as such address appears in the security register. The notes will be issued only in registered form without coupons and only in denominations of $2,000 or whole multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange or redemption of notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

The notes and any Additional Notes will be treated as a single class of securities under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

The notes will not be entitled to the benefit of any sinking fund.

Guarantees

Each of the Company’s existing direct and indirect Restricted Subsidiaries will be a Guarantor. The payment of the principal of, premium, if any, and interest on the notes, when and as the same become due and payable, will be guaranteed, jointly and severally, on a senior unsecured basis (the “Guarantees”) by the Guarantors. In addition, if (a) any Person becomes a direct or indirect domestic Restricted Subsidiary (other than an Immaterial Subsidiary), (b) any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, or (c) any other Restricted Subsidiary (including any Foreign Subsidiaries) of the Company becomes a guarantor or obligor in respect of any Indebtedness (other than a De Minimis Guaranteed Amount) of the Company or any of the direct or indirect domestic Restricted Subsidiaries, the Company shall cause each such Restricted Subsidiary to enter into a supplemental indenture pursuant to which such Restricted Subsidiary shall agree to guarantee the Company’s obligations under the notes jointly and severally with any other Guarantors, fully and unconditionally, on a senior unsecured basis. See “—Certain Covenants—Issuances of Guarantees by Restricted Subsidiaries.” As of the date of this prospectus, the Company has no Foreign Subsidiaries and no Immaterial Subsidiaries.

The obligations of each Guarantor under its Guarantee are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. See “Risk Factors—Risks Related to Our Indebtedness—Federal and state fraudulent transfer laws may permit a court to void the notes and/or the note guarantees, and if that occurs, you may not receive any payments on the notes.” Each Guarantor that makes a payment or distribution under its Guarantee will be entitled to a contribution from any other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP.

The Guarantee of a Guarantor will be released automatically:

(1)

in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to one or more Persons that are not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale or other disposition of all or substantially all of the assets of that Guarantor complies at the time thereof with the covenants described below under “—Certain Covenants—Asset Sales” and “—Certain Covenants—Transactions with Affiliates”;

(2)	in connection with any sale of all of the Capital Stock of a Guarantor to one or more Persons that are not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale of all such Capital Stock of that Guarantor complies at the time thereof with the covenants described below under “—Certain Covenants—Asset Sales” and “—Certain Covenants—Transactions with Affiliates”;

(3)	if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary pursuant to the covenant described under “—Certain Covenants—Unrestricted Subsidiaries”;

(4)	if a Guarantor under any Credit Facility is released from its guarantee issued pursuant to the terms of any Credit Facility of the Company or any direct or indirect Restricted Subsidiary, and such Guarantor is not an obligor under any Indebtedness other than the notes (other than a De Minimis Guaranteed Amount); or

(5)	if the notes are discharged in accordance with the procedures described below under “—Defeasance or Covenant Defeasance of Indenture” or “—Satisfaction and Discharge”;

provided that any such release and discharge pursuant to clauses (1), (2), (3), (4) and (5) above shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure any, Indebtedness of the Company shall also terminate at such time.

Optional Redemption

The Company may redeem all or a portion of the notes, on not less than 30 nor more than 60 days’ prior notice, in amounts of $2,000 or whole multiples of $1,000 in excess thereof at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest, if any, thereon, to the applicable redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date), if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Optional Redemption Price
2017	102.125%
2018 and thereafter	100.000%

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Change of Control

Unless the Company has previously or concurrently mailed a redemption notice with respect to all outstanding notes as described under “—Optional Redemption,” if a Change of Control occurs, each holder of notes will have the right to require that the Company purchase all or any part (in amounts of $2,000 or whole multiples of $1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company will offer to purchase all of the notes, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of such notes, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

Within 30 days after any Change of Control or, at the Company’s option, prior to such Change of Control but after it is publicly announced, the Company must notify the Trustee and give written notice of the Change of Control to each holder of notes, by first-class mail, postage prepaid, at his address appearing in the security register. The notice must state, among other things,

•	that a Change of Control has occurred or will occur and the date of such event;

•	the circumstances and relevant facts regarding such Change of Control;

•	the Change of Control Purchase Price and the Change of Control Purchase Date, which shall be fixed by the Company on a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; provided that the Change of Control Purchase Date may not occur prior to the Change of Control;

•	that any note not tendered will continue to accrue interest;

•	that, unless the Company defaults in the payment of the Change of Control Purchase Price, any notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

•	other procedures that a holder of notes must follow to accept a Change of Control Offer or to withdraw acceptance of the Change of Control Offer.

Any Change of Control Offer that is made prior to the occurrence of a Change of Control may at the Company’s discretion be subject to one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

If a Change of Control Offer is made, the Company may not have available funds sufficient to pay the Change of Control Purchase Price for all of the notes that might be delivered by holders of the notes seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the notes the rights described under “—Events of Default.”

The Senior Credit Agreement provides that certain change-of-control events with respect to the Company would constitute a default thereunder, which would obligate the Company to repay amounts outstanding under such indebtedness upon an acceleration of the Indebtedness issued thereunder. A default under the Senior Credit Agreement would result in a default under the Indenture if the lenders accelerate the debt under the Senior Credit Agreement. Any future credit agreements or agreements relating to other indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of the lenders under those agreements to the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing notes. In such case, the Company’s failure to purchase tendered notes would result in an Event of Default under the Indenture if the lenders under the Senior Credit Agreement accelerate Indebtedness under the Senior Credit Agreement in an aggregate principal amount in excess of $25.0 million. See “Risk Factors—Risks Related to Our Indebtedness—We may not be able to repurchase the notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company. The term “all or substantially all” as used in the definition of Change of Control has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. Therefore, if holders of the notes elected to exercise their rights under the Indenture and the Company elected to contest such election, it is not clear how a court interpreting New York law would interpret the phrase. In addition, holders of notes may not be entitled to require the Company to repurchase their notes in certain circumstances involving a significant change in the composition of the Board of Directors of the Company, including in connection with a proxy contest, where the Company’s Board of Directors does not endorse a dissident slate of directors but approves them for purposes of the Indenture.

The existence of a holder’s right to require the Company to repurchase such holder’s notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

The provisions of the Indenture do not afford holders of the notes the right to require the Company to repurchase the notes in the event of a highly leveraged transaction or certain transactions with the Company’s management or its affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by management or its affiliates) involving the Company that may adversely affect holders of the notes, if such transaction is not a transaction defined as a Change of Control. A transaction involving the Company’s management or its affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control if it is the type of transaction specified by such definition.

The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

The Company will not be required to make a Change of Control Offer (1) upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements described in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (2) if notice of redemption for 100% of the aggregate principal amount of the outstanding notes has been given pursuant to the Indenture as described under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

If holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and the Company purchases all of the notes held by such holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to 101% of the aggregate principal amount of the notes redeemed plus accrued and unpaid interest, if any, thereon to the date of redemption, subject to the right of the holders of record on relevant record dates to receive interest due on an interest payment date.

Certain Covenants

Covenant Suspension

If at any time following the date of the Indenture:

(a)	the rating assigned to the notes by both S&P and Moody’s is at least an Investment Grade Rating,

(b)	the obligations under the Senior Credit Agreement cease to be secured and

(c)	no Default has occurred and is continuing under the Indenture,

then, beginning on that day and subject to the provisions of the following paragraph, the provisions of the Indenture described under the following captions in this offering circular will be suspended:

(1)	“—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock,”

(2)	“—Certain Covenants—Restricted Payments,”

(3)	“—Certain Covenants—Transactions with Affiliates,”

(4)	“—Certain Covenants—Asset Sales,”

(5)	“—Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,”

(6)	“—Certain Covenants—Lines of Business,”

(7)	the conditions in clauses (1) and (3) described below under “—Certain Covenants—Sale Leaseback Transactions” and

(8)	the financial test set forth in clause (3) of the provisions of the Indenture described below under “—Consolidation, Merger and Sale of Assets.”

During any period that the foregoing covenants have been suspended, the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “Certain Covenants—Unrestricted Subsidiaries.”

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below BBB- or Baa3, respectively, the foregoing covenants will be reinstituted as of and from the date of such rating decline. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the date of the Indenture except that no Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended.

There can be no assurance that the notes will ever achieve an investment grade rating or that any such rating will be maintained.

Incurrence of Indebtedness and Issuance of Disqualified Stock

(a)	The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for the payment of or otherwise incur, contingently or otherwise (collectively, “incur”), any Indebtedness (including any Acquired Debt and the issuance of Disqualified Stock by the Company or the issuance of Preferred Stock by a Restricted Subsidiary), unless such Indebtedness is incurred by the Company or any Guarantor and, in each case, the Company’s Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which financial statements are available immediately preceding the incurrence of such Indebtedness taken as one period is equal to or greater than 2.25 to 1.0.

(b)	Notwithstanding the foregoing, the Company and, to the extent specifically set forth below, the Restricted Subsidiaries may incur each and all of the following (collectively, the “Permitted Debt”):

(1)	Indebtedness of the Company or any Guarantor (whether as borrower or guarantor) under one or more Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $500.0 million and (y) the sum of $200.0 million and 25% of Adjusted Consolidated Net Tangible Assets, determined as of the date of the incurrence of such Indebtedness;

(2)	Indebtedness of the Company or any Guarantor pursuant to the notes (excluding any Additional Notes) and any Guarantee of the notes (excluding any Additional Notes);

(3)	Indebtedness of the Company or any Guarantor outstanding on the date of the Indenture, and not otherwise referred to in this definition of Permitted Debt;

(4)	intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(i)	if the Company or any Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to a Restricted Subsidiary other than a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes, in the case of the Company, or the Guarantee, in the case of a Guarantor; and

(ii)	any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof (other than pursuant to a Credit Facility) and any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (4);

(5)	guarantees by the Company or any Guarantor of any Indebtedness of the Company or any of its Restricted Subsidiaries that is permitted to be incurred under the Indenture;

(6)	Indebtedness of the Company or any Restricted Subsidiary that constitutes Hedging Obligations;

(7)	Indebtedness of the Company or any Restricted Subsidiary represented by Capital Lease Obligations (whether or not incurred pursuant to sale and leaseback transactions) or Purchase Money Obligations or other Indebtedness incurred or assumed in connection with the acquisition or development of real or personal, movable or immovable, property in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or any Restricted Subsidiary, in an aggregate principal amount pursuant to this clause (7), together with all Permitted Refinancing Indebtedness with respect to this clause (7), not to exceed the greater of (x) $25.0 million and (y) 2.5% of Adjusted Consolidated Net Tangible Assets outstanding at any time, determined as of the date of the incurrence of such Indebtedness;

(8)	Indebtedness of the Company or any Restricted Subsidiary in connection with (a) one or more standby letters of credit issued by the Company or a Restricted Subsidiary in the ordinary course of business and not in connection with a Credit Facility and (b) other letters of credit, surety, bid, plugging and abandonment, performance, appeal or similar bonds, bankers’ acceptances, completion guarantees or similar instruments; provided that, in each case contemplated by this clause (8), upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing; provided, further, that with respect to clauses (a) and (b), such Indebtedness is not in connection with the borrowing of money or the obtaining of advances or credit;

(9)	Indebtedness of the Company or any Restricted Subsidiary consisting of in-kind obligations relating to net oil or gas balancing positions arising in the ordinary course of business;

(10)	Indebtedness of the Company or any Guarantor provided that sufficient net proceeds thereof are promptly deposited to defease or satisfy all of the notes as described below under “—Defeasance or Covenant Defeasance of Indenture” or “—Satisfaction and Discharge”;

(11)	Indebtedness of the Company or any Restricted Subsidiary arising from agreements for indemnification or purchase price adjustment obligations or similar obligations, earn-outs or other similar obligations or from guarantees or letters of credit issued not in connection with any Credit Facility, surety bonds or performance bonds securing any obligation of the Company or a Restricted Subsidiary pursuant to such an agreement, in each case incurred or assumed in connection with the acquisition or disposition of any business or assets of the Company or a Restricted Subsidiary or Capital Stock of a Restricted Subsidiary;

(12)	Permitted Refinancing Indebtedness of the Company or any Guarantor issued in exchange for, or the net proceeds of which are used to renew, extend, substitute, refund, refinance or replace, any Indebtedness, including any Disqualified Stock, incurred pursuant to paragraph (a) of this covenant and clauses (2), (3), (7), (15), (16) and this clause (12) of this definition of “Permitted Debt”;

(13)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(14)	Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and its Restricted Subsidiaries;

(15)	Permitted Acquisition Indebtedness of the Company or any Guarantor; and

(16)	Indebtedness of the Company or any Restricted Subsidiary in addition to that described in clauses (1) through (15) above, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness outstanding at any one time in the aggregate, together with all Permitted Refinancing Indebtedness with respect to this clause (16), shall not exceed the greater of (x) $50.0 million and (y) 5.0% of Adjusted Consolidated Net Tangible Assets, determined as of the date of the incurrence of such Indebtedness.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant, the Company in its sole discretion shall classify or reclassify such item of Indebtedness and only be required to include the amount of such Indebtedness as one of such types (or to divide such Indebtedness between two or more of such types); provided that Indebtedness under the Senior Credit Agreement, if any, which is in existence on the date of the Indenture or following the issuance of the notes, and any renewals, extensions, substitutions, refundings, refinancings or replacements thereof, in an amount not in excess of the amount permitted to be incurred pursuant to clause (1) of paragraph (b) above, shall be deemed to have been incurred pursuant to clause (1) of paragraph (b) above rather than paragraph (a) above or any other clause of paragraph (b) above.

Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the accretion or payment of dividends on any Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof as accrued shall be included as required in the calculation of the Consolidated Fixed Charge Coverage Ratio of the Company.

For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

If Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed incurred shall be equal to the greater of (x) the principal of such Indebtedness and (y) the amount that may be drawn under such letter of credit.

The amount of Indebtedness issued at a price less than the amount of the liability thereof shall be determined in accordance with GAAP.

Fluctuations in the termination value of Hedging Obligations shall not be deemed to be an incurrence of Indebtedness.

Restricted Payments

(a)	The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly:

(A)	declare or pay any dividend on, or make any other payment or distribution to holders in respect of, any shares of the Company’s Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries), other than (i) dividends or distributions payable solely in shares of the Company’s Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock and (ii) dividends or distributions payable to the Company or any Restricted Subsidiary);

(B)	repurchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly (including, without limitation, in connection with any merger or consolidation involving the Company), the Capital Stock or options, warrants or other rights to acquire such Capital Stock of the Company or any direct or indirect parent of the Company;

(C)	make any payment on, or with respect to, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled interest or principal payment, sinking fund payment or maturity, any Subordinated Indebtedness, except (i) a payment of interest within three business days prior to or after the date when due or principal at the stated maturity thereof; (ii) in anticipation of satisfying a sinking-fund obligation, principal-installment payment or payment due at final maturity, in each case due within one year of the date of such obligation or payment; or (iii) intercompany Indebtedness permitted to be incurred pursuant to the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(D)	pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than to the Company or any of its Restricted Subsidiaries or any Guarantor); or

(E)	make any Investment in any Person (other than any Permitted Investment);

(any of the foregoing actions described in clauses (A) through (E) above, other than any such action that is a Permitted Payment (as defined below), collectively, “Restricted Payments”) (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the assets proposed to be transferred, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), unless

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	immediately after giving effect to such Restricted Payment on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Debt) under the provisions described under paragraph (a) of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock”; and

(3)	after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made since the date of the Indenture and all Designation Amounts does not exceed the sum of:

(a)	50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on April 1, 2012 and ending on the last day of the Company’s last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

(b)

the aggregate Net Cash Proceeds, or the Fair Market Value of property other than cash, received since the date of the Indenture by the Company (other than from any Restricted Subsidiary) either (i) as capital contributions in the form of common equity to the Company or (ii) from the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated

Indebtedness as set forth below in clause (2) or (3) of paragraph (b) below) (and excluding the Net Cash Proceeds from the issuance of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(c)	the aggregate Net Cash Proceeds received since the date of the Indenture by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Company (and excluding the Net Cash Proceeds from (i) the exercise of any options, warrants or rights to purchase Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid and (ii) any purchases, repurchases, redemptions or other acquisitions for value applied pursuant to clause (10) of paragraph (b) below);

(d)	the aggregate Net Cash Proceeds received since the date of the Indenture by the Company from the conversion or exchange, since the date of the Indenture, of debt securities or Disqualified Stock of the Company or its Restricted Subsidiaries into or for Qualified Capital Stock of the Company plus, to the extent such debt securities or Disqualified Stock were issued since the date of the Indenture, the aggregate of Net Cash Proceeds from their original issuance (and excluding the Net Cash Proceeds from the conversion or exchange of debt securities or Disqualified Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(e)	(i) in the case of the disposition or repayment of any Investment constituting a Restricted Payment (including any Investment in an Unrestricted Subsidiary) made since the date of the Indenture, an amount (to the extent not included in Consolidated Net Income) equal to the amount received with respect to such Investment, less the cost of the disposition of such Investment and net of taxes, and (ii) in the case of (A) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the terms of the Indenture (as long as the designation of such Subsidiary as an Unrestricted Subsidiary was deemed a Restricted Payment) or (B) any Unrestricted Subsidiary that is merged or consolidated with or into, or transfers or otherwise disposes of all or substantially all of its properties or assets to or is liquidated into, the Company or a Restricted Subsidiary after the date of the Indenture, the Fair Market Value of the Company’s interest in such Unrestricted Subsidiary at the time of such redesignation, merger, consolidation, transfer, disposition or liquidation; and

(f)	any amount which previously qualified as a Restricted Payment on account of any guarantee entered into by the Company or any Restricted Subsidiary; provided that such guarantee has not been called upon and the obligation arising under such guarantee no longer exists.

(b)	Notwithstanding the foregoing, and so long as no Default or Event of Default is continuing or would arise therefrom, the foregoing provisions shall not prohibit the following actions (each of clauses (2) through (11) being referred to as a “Permitted Payment”):

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(2)

the purchase, repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of, other shares of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock shall be excluded from clause (3)(b) of paragraph (a) of this covenant;

(3)	the purchase, repurchase, redemption, defeasance, satisfaction and discharge, retirement or other acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or in an amount not in excess of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary of the Company) of any Qualified Capital Stock of the Company, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock shall be excluded from clause (3)(b) of paragraph (a) of this covenant;

(4)	the purchase, repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Disqualified Stock) through the substantially concurrent issuance of Permitted Refinancing Indebtedness;

(5)	any purchase, redemption, retirement, defeasance or other acquisition for value of any Subordinated Indebtedness pursuant to the provisions of such Subordinated Indebtedness upon a Change of Control or Asset Sale after the Company shall have complied with the provisions of the Indenture described under the caption “—Change of Control” or “—Certain Covenants—Asset Sales” and repurchased all notes validly tendered for payment in connection with the Change of Control Offer or Asset Sale Offer;

(6)	the repurchase, redemption, retirement or other acquisition for value of any Capital Stock of the Company held by any current or former officers, directors or employees of the Company or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees) pursuant to the terms of agreements (including employment agreements) or plans approved by the Company’s Board of Directors, including any such repurchase, redemption, acquisition or retirement of shares of such Capital Stock in connection with the exercise or vesting of (a) any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting or (b) to the extent otherwise constituting a Restricted Payment, any rights under any cash and/or equity-settled stock appreciation agreement or plan of the Company or any Subsidiary; provided that the aggregate amount of such repurchases, redemptions, retirements and acquisitions pursuant to this clause (6) will not, in the aggregate, exceed $2.0 million per fiscal year;

(7)	loans made to officers, directors or employees of the Company or any Restricted Subsidiary approved by the Board of Directors in an aggregate amount not to exceed $2.0 million outstanding at any one time, the proceeds of which are used solely (i) to purchase common stock of the Company in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options or (ii) to refinance loans, together with accrued interest thereon, made pursuant to item (i) of this clause (7);

(8)	the purchase by the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations or conversion of convertible or exchangeable securities of debt or equity issued by the Company;

(9)	dividends on Disqualified Stock if such dividends are included in the calculation of Consolidated Interest Expense;

(10)	Restricted Payments in an amount not to exceed the Net Cash Proceeds (excluding the Net Cash Proceeds from the exercise of any options, warrants or rights to purchase Qualified

Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid) received since the date of the Indenture by the Company (other than from any of its Subsidiaries) upon the exercise of any warrants of the Company existing on the date of the Indenture; provided that the Net Cash Proceeds from the exercise of such warrants shall be excluded from clause (3)(c) of paragraph (a) of this covenant; and

(11)	Restricted Payments not exceeding $25.0 million in the aggregate since the date of the Indenture;

As of December 31, 2017, the Company would have been able to make approximately $330 million of Restricted Payments under the formula set forth in clause (3) of paragraph (a) of this covenant, subject to the other limitations set forth in this covenant and in the covenants governing the Company’s other indebtedness, and limitations imposed by applicable law.

In determining whether any Restricted Payment is permitted by the foregoing covenant, the Company may allocate or re-allocate all or any portion of such Restricted Payment among clauses (1) through (11) of the preceding paragraph (b) or among such clauses and paragraph (a) of this covenant, including clauses (1), (2) and (3) thereof; provided that at the time of such allocation or re-allocation all such Restricted Payments or allocated portions thereof, and all prior Restricted Payments would be permitted under the various provisions of the foregoing covenant. The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the transfer, incurrence or issuance of such non-cash Restricted Payment.

Transactions with Affiliates

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any Transaction (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of the Company (other than the Company or a Restricted Subsidiary) involving aggregate consideration paid to or by the Company and its Restricted Subsidiaries in excess of $2.0 million, unless such Transaction is entered into in good faith and in writing and

(1)	such Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable Transaction in arm’s-length dealings with a party that is not an Affiliate of the Company,

(2)	with respect to any Transaction involving aggregate consideration paid to or by the Company and the Restricted Subsidiaries in excess of $20.0 million,

(a)	the Company delivers an officers’ certificate to the Trustee certifying that such Transaction complies with clause (1) above, and

(b)	such Transaction has been approved by a majority of the Disinterested Directors of the Board of Directors of the Company, or in the event there is only one Disinterested Director, by such Disinterested Director, or

(3)	with respect to any Transaction involving aggregate consideration paid to or by the Company and the Restricted Subsidiaries in excess of $50.0 million, the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of Transaction for which an opinion is required stating that the Transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

provided that this provision shall not apply to:

(i)	any employment, consulting, service, termination or director compensation agreement, arrangement or plan (or amendment with respect thereto), or reasonable and customary indemnification arrangements , entered into by the Company or any Restricted Subsidiary with officers and employees of the Company or any Subsidiary thereof and the payment of compensation to officers and employees of the Company or any Subsidiary thereof (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement or payment is in the ordinary course of business or has been approved by the Board of Directors,

(ii)	the payment of reasonable directors’ fees, payments, the payments of other reasonable benefits and the provision of officers’ and directors’ indemnification and insurance to the extent permitted by law to persons who are officers and directors of the Company and its Restricted Subsidiaries, in each case in the ordinary course of business and approved by the Board of Directors,

(iii)	loans or advances to officers, directors and employees of the Company or any Restricted Subsidiary made in the ordinary course of business in an aggregate amount not to exceed $2.0 million outstanding at any one time,

(iv)	any Restricted Payment or Permitted Payment made in compliance with “—Restricted Payments” above, or any Permitted Investment,

(v)	any Transaction undertaken pursuant to any contracts in existence on the Issue Date (as in effect on the Issue Date) and any renewals, replacements or modifications of such contracts (pursuant to new transactions or otherwise) on terms not, taken as a whole, in the good-faith judgment of the Company, materially less favorable to the holders of the notes than those in effect on the Issue Date,

(vi)	in the case of contracts for drilling, exploring for, producing, marketing, selling, gathering, transporting, storing or otherwise handling or performing oilfield services relating to hydrocarbons, or leasing or renting office or storage space or activities or services reasonably related or ancillary thereto, or other operational contracts, any such contracts that are entered into in the ordinary course of business and otherwise in compliance with the terms of the Indenture (i) on terms substantially similar to those contained in similar contracts entered into by the Company or any Restricted Subsidiary and third parties or (ii) if neither the Company nor any Restricted Subsidiary has entered into a similar contract with a third party, that the terms are no less favorable than those available from third parties on an arm’s-length basis, as determined by the Board of Directors of the Company,

(vii)	any Transaction with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person,

(viii)	any sale or other issuance of Equity Interests (other than Disqualified Stock) of the Company to, or receipt of a capital contribution from, an Affiliate (or a Person that becomes an Affiliate) of the Company,

(ix)	any Transaction between the Company or any Restricted Subsidiary on the one hand and any Person deemed to be an Affiliate solely because one or more directors of such Person is also a director of the Company or a Restricted Subsidiary, on the other hand; provided that such director or directors abstain from voting as a director of the Company or the Restricted Subsidiary, as applicable, in connection with the approval of the Transaction, and

(x)	Transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the members of the Board of Directors or senior management of the Company, such Transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable Transaction by the Company or such Restricted Subsidiary with an unrelated Person.

Liens

The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create or incur, in order to secure any Indebtedness, any Lien of any kind, other than Permitted Liens, upon any property or assets (including any intercompany notes) of the Company or any Restricted Subsidiary owned on the date of the Indenture or acquired after the date of the Indenture, or assign or convey, in order to secure any Indebtedness, any right to receive any income or profits therefrom, unless the notes (or a Guarantee in the case of Liens of a Guarantor) are directly secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the notes shall have with respect to such Subordinated Indebtedness) the Indebtedness secured by such Lien.

Notwithstanding the foregoing, any Lien securing the notes or a Guarantee granted pursuant to the immediately preceding paragraph shall be automatically and unconditionally released and discharged upon: (i) the release of all other Liens that require the grant of Liens to secure the notes or Guarantees pursuant to the preceding paragraph, (ii) any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Lien, (iii) any sale, exchange or transfer to any Person not an Affiliate of the Company of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien or (iv) with respect to any Lien securing a Guarantee, the release of such Guarantee in accordance with the Indenture.

Asset Sales

(a)	The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets and property subject to such Asset Sale and (ii) at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or Cash Equivalents. For the purposes of this provision, the following will be deemed to be cash:

(1)	Liquid Securities;

(2)	any liabilities, as shown on the Company’s or any Restricted Subsidiary’s most recent balance sheet, of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(3)	all other forms of consideration (except cash, Cash Equivalents and forms of consideration described in the foregoing clauses (1) and (2)) received for all Asset Sales since the date of the Indenture to the extent that the Fair Market Value of all such other forms of consideration does not exceed in the aggregate 10% of the Adjusted Consolidated Net Tangible Assets of the Company at the time each determination is made.

(b)	During the 365 days after the receipt by the Company or a Restricted Subsidiary of Net Available Cash from an Asset Sale, such Net Available Cash may be applied by the Company or such Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Pari Passu Indebtedness of the Company or a Restricted Subsidiary), to:

(1)	repay (or cash-collateralize) Indebtedness of the Company under any Credit Facility (excluding (i) any Subordinated Indebtedness and (ii) any Indebtedness owed to the Company or an Affiliate of the Company);

(2)	reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) or make capital expenditures in the Oil and Gas Business; or

(3)	purchase notes, or purchase or repay on a permanent basis other Indebtedness (excluding (i) any Subordinated Indebtedness and (ii) any notes or other Indebtedness owed to the Company or an Affiliate of the Company).

provided that the Company or the applicable Restricted Subsidiary will be deemed to have complied with clause (2) of this paragraph (b) with respect to an Asset Sale if, within 365 days after such Asset Sale, the Company or such Restricted Subsidiary shall have commenced and not completed or abandoned an expenditure or Investment, or a binding agreement with respect to an expenditure or Investment, in compliance with such clause (2), and that expenditure or Investment is substantially completed within one year and six months after the date of such Asset Sale. Pending the final application of any such Net Available Cash, the Company may temporarily reduce Indebtedness under any Credit Facility or otherwise expend or invest such Net Available Cash in any manner that is not prohibited by the Indenture.

(c)	Any Net Available Cash from an Asset Sale not applied in accordance paragraph (b) above within 365 days from the date of such Asset Sale shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will be required to make an offer to purchase notes having an aggregate principal amount equal to the aggregate amount of Excess Proceeds (the “Prepayment Offer”) at a purchase price equal to 100% of the principal amount of such notes plus accrued and unpaid interest, if any, to the Asset Sale Purchase Date (as defined in paragraph (d) below) in accordance with the procedures (including prorating in the event of over subscription) set forth in the Indenture, but, if the terms of any Pari Passu Indebtedness require that a Pari Passu Offer be made contemporaneously with the Prepayment Offer, then the Excess Proceeds shall be prorated between the Prepayment Offer and such Pari Passu Offer in accordance with the aggregate outstanding principal amounts of the notes and such Pari Passu Indebtedness, and the aggregate principal amount of notes for which the Prepayment Offer is made shall be reduced accordingly. If the aggregate principal amount of notes tendered by holders thereof exceeds the amount of available Excess Proceeds, then such Excess Proceeds will be allocated pro rata according to the principal amount of the notes tendered and the Trustee will select the notes to be purchased in accordance with the Indenture. To the extent that any portion of the amount of Excess Proceeds remains after compliance with the second sentence of this paragraph (c) and provided that all holders of notes have been given the opportunity to tender their notes for purchase as described in paragraph (d) below in accordance with the Indenture, the Company and its Restricted Subsidiaries may use such remaining amount for purposes permitted by the Indenture and the amount of Excess Proceeds will be reset to zero.

(d)	Within 30 days after the 365th day following the date of an Asset Sale, the Company shall, if it is obligated to make an offer to purchase the notes pursuant to paragraph (c) above, send a written Prepayment Offer notice, by first-class mail, to the holders of the notes (the “Prepayment Offer Notice”), with a copy to the Trustee, accompanied by such information regarding the Company and its Subsidiaries as the Company believes will enable such holders of the notes to make an informed decision with respect to the Prepayment Offer. The Prepayment Offer Notice will state, among other things:

(1)	that the Company is offering to purchase notes pursuant to the provisions of the Indenture;

(2)	that any note (or any portion thereof) accepted for payment (and duly paid on the Asset Sale Purchase Date) pursuant to the Prepayment Offer shall cease to accrue interest on the Asset Sale Purchase Date;

(3)	that any notes (or portions thereof) not properly tendered will continue to accrue interest;

(4)	the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days after the date the Prepayment Offer Notice is mailed (the “Asset Sale Purchase Date”);

(5)	the amount of Excess Proceeds available to purchase notes;

(6)	a description of the procedure which holders of notes must follow in order to tender their notes and the procedures that holders of notes must follow in order to withdraw an election to tender their notes for payment; and

(7)	all other instructions and materials necessary to enable holders to tender notes pursuant to the Prepayment Offer.

(e)	The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

Issuances of Guarantees by Restricted Subsidiaries

If, after the date of the Indenture, any Restricted Subsidiary of the Company (other than an Immaterial Subsidiary) that is not already a Guarantor guarantees any other Indebtedness of either of the Company or any Indebtedness of any Guarantor in excess of the De Minimis Guaranteed Amount, or any Domestic Subsidiary (other than an Immaterial Subsidiary), if not then a Guarantor, incurs any Indebtedness under any of the Credit Facilities, then in either case that Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the Trustee within 30 days of the date on which it guaranteed or incurred such Indebtedness, as the case may be; provided, however, that the preceding shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph shall provide by its terms that it shall be automatically and unconditionally released at such time as such Guarantor ceases both (x) to guarantee any other Indebtedness of either of the Company and any Indebtedness of any other Guarantor (except as a result of payment under any such other guarantee) and (y) to be an obligor with respect to any Indebtedness under any Credit Facility.

Each Guarantee shall also be released in accordance with the provisions of the Indenture described under “—Guarantees.”

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

(a)	The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to come into existence or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distribution on its Capital Stock to the Company or any other Restricted Subsidiary,

(2)	pay any Indebtedness owed to the Company or any other Restricted Subsidiary,

(3)	make loans or advances to the Company or any other Restricted Subsidiary or

(4)	transfer any of its properties or assets to the Company or any other Restricted Subsidiary.

(b)	However, paragraph (a) above will not prohibit any encumbrance or restriction created, existing or becoming effective under or by reason of:

(1)	any agreement (including the Senior Credit Agreement) in effect on the date of the Indenture;

(2)

any agreement or instrument with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of the Company on the date of the Indenture, in existence at the time such Person becomes a Restricted Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; provided that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary or the properties or assets of the Company or any Restricted Subsidiary other than such Subsidiary that is becoming a Restricted Subsidiary;

(3)	any agreement or instrument governing any Acquired Debt or other agreement of any entity or related to assets acquired by or merged into or consolidated with the Company or any Restricted Subsidiaries, so long as such encumbrance or restriction (i) was not entered into in contemplation of the acquisition, merger or consolidation transaction, and (ii) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets or subsidiaries of the Person, so acquired, so long as the agreement containing such restriction does not violate any other provision of the Indenture; provided that such Acquired Debt was permitted by the terms of the Indenture to be incurred;

(4)	any applicable law or any requirement of any regulatory body;

(5)	the security documents evidencing any Liens securing obligations or Indebtedness or agreements relating to Capital Lease Obligations (provided that such Liens are otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Certain Covenants—Liens”) that limit the right of the debtor or lessee to dispose of the assets subject to such Liens;

(6)	provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Restricted Subsidiary, or restrictions in licenses relating to the property covered thereby, or other encumbrances or restrictions in agreements or instruments relating to specific assets or property that restrict generally the transfers of such assets or property; provided that such encumbrances or restrictions do not materially impact the ability of the Company to permit payments on the notes when due as required by the terms of the Indenture;

(7)	asset sale agreements with respect to asset sales permitted to be made under the provisions of the covenant described above under the caption “—Certain Covenants—Asset Sales” that limit the transfer of such assets pending the closing of such sale;

(8)	provisions limiting the disposition, leasing, subleasing or distribution of assets or property in shareholders’, partnership, joint venture and similar agreements entered into in the ordinary course of business; provided that such encumbrances or restrictions do not apply to any Restricted Subsidiaries other than the applicable company, partnership, joint venture or other entity; and provided further that such encumbrances and restrictions do not materially impact the ability of the Company to permit payments on the notes when due as required by the terms of the Indenture;

(9)	cash or other deposits, or net worth requirements or similar requirements, imposed by suppliers, landlords or customers, or required by insurance, surety or bonding companies, under contracts entered into in the ordinary course of business;

(10)	any other Credit Facility governing Indebtedness of the Company or any Guarantor, permitted to be incurred under the provisions of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock”; provided that such encumbrances and restrictions are not (in the view of the Board of Directors of the Company as expressed in a board resolution thereof) materially more restrictive, taken as a whole, than those contained in the Senior Credit Agreement as in effect on the date of the Indenture;

(11)	restrictions of the nature described in clause (4) of the preceding paragraph (a) by reason of customary non-assignment provisions in operational contracts, agreements, licenses and leases entered into in the ordinary course of business;

(12)	purchase money obligations for property that impose restrictions on that property of the nature described in clause (4) of the preceding paragraph;

(13)	encumbrances or restrictions contained in agreements entered into in connection with Hedging Obligations; and

(14)	any agreement, amendment, modification, restatement, renewal, supplement, refunding, replacement or refinancing that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (1) through (13), or in this clause (14); provided that, in the view of the Board of Directors of the Company, the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect taken as a whole than those under or pursuant to the agreement so extended, renewed, refinanced or replaced.

(c)	Nothing contained in this covenant shall prevent the Company or any Restricted Subsidiary from (i) creating, incurring, assuming or suffering to exist any Liens in compliance with the covenant described under the caption “—Certain Covenants—Liens” or (ii) restricting the sale or other disposition of property or assets of the Company or any Restricted Subsidiary that secure Indebtedness of the Company or any Restricted Subsidiary incurred in accordance with the covenants described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and “—Certain Covenants—Liens.”

Sale Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale Leaseback Transaction; provided, that the Company or any of its Restricted Subsidiaries may enter into a Sale Leaseback Transaction if:

(1)	the Company or such Subsidiary could have incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale Leaseback Transaction pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in paragraph (a) of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(2)	the gross cash proceeds of such Sale Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of such Sale Leaseback Transaction; and

(3)	the transfer of assets in such Sale Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in the same manner and to the same extent as Net Available Cash and Excess Proceeds from an Asset Sale in compliance with, the covenant described above under the caption “—Certain Covenants—Asset Sales.”

Unrestricted Subsidiaries

The Board of Directors of the Company may designate after the Issue Date any Subsidiary as an Unrestricted Subsidiary under the Indenture (a “Designation”) only if:

(a)	no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(b)	(x) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to paragraph (a) of “—Certain Covenants—Restricted Payments” above in an amount (the “Designation Amount”) equal to the greater of (1) the net book value of the Company’s interest in such Subsidiary calculated in accordance with GAAP or (2) the Fair Market Value of the Company’s interest in such Subsidiary as determined in good faith by the Company’s Board of Directors, or (y) the Designation Amount is less than $1,000;

(c)	such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary;

(d)	such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness; provided that an Unrestricted Subsidiary may provide a Guarantee for the notes; and

(e)	such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed a Restricted Payment.

In the event of any such Designation, the Company shall be deemed, for all purposes of the Indenture, to have made an Investment equal to the Designation Amount that constitutes a Restricted Payment pursuant to the covenant “—Certain Covenants—Restricted Payments.”

The Indenture also provides that the Company shall not and shall not cause or permit any Restricted Subsidiary to at any time:

(a)	provide credit support for, guarantee or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or enter into or become a party to any agreement, contract, arrangement or understanding with any Unrestricted Subsidiary, the terms of which, together with the terms of all other agreements, contracts, arrangements and understandings with such Unrestricted Subsidiary, taken as a whole, in the good-faith judgment of the Board of Directors, are less favorable to the Company and its Restricted Subsidiaries than those that would be available in a comparable transaction in arm’s-length dealings with a party that is not an Affiliate of the Company; provided that this covenant shall not be deemed to prevent Permitted Investments in Unrestricted Subsidiaries that are otherwise allowed under the Indenture, or

(b)	be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary.

For purposes of the foregoing, the Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to be the Designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if:

(a)	no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

(b)	all Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture; and

(c)	such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that would be Permitted Debt), unless immediately after giving effect to such proposed Revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the Revocation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock.”

All Designations and Revocations must be evidenced by a resolution of the Board of Directors of the Company delivered to the Trustee certifying compliance with the foregoing provisions of this covenant.

Payments for Consent

The Indenture provides that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid or is paid to all holders of notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Lines of Business

Neither the Company nor any of its Restricted Subsidiaries will directly or indirectly engage in any line or lines of business activity other than that which is an Oil and Gas Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Reports

The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the Company will file with the Commission and furnish to the Trustee and the holders of notes all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K, within the time periods applicable to such filings for companies required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and, with respect to the annual consolidated financial statements only, a report thereon by the Company’s independent auditors.

The Company will be deemed to have furnished such reports to the Trustee and the holders of the notes if it has filed such reports with the Commission using the EDGAR filing system and such reports are publicly available. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from the information contained therein, including the Company’s compliance with any of its covenants under the Indenture (as to which the Trustee is entitled to rely exclusively on Officers’ certificates or certificates delivered as to such compliance.)

The Company has agreed that, for so long as any of the notes remain outstanding and constitute “restricted securities” under Rule 144, it will furnish to the holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Consolidation, Merger and Sale of Assets

The Company will not, in any Transaction, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions, if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of Persons, unless at the time and after giving effect thereto:

(1)

either (a) the Company will be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis (the “Surviving Entity”) will be a corporation, limited liability company or limited partnership (provided that in the event the Surviving Entity is a limited partnership, then a Subsidiary of the Surviving Entity that is a corporation or limited liability company shall execute a supplemental indenture pursuant to which it shall become a co-obligor of the Surviving Entity’s obligations under the notes and the Indenture) duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture, and the notes and the Indenture will remain in full force and effect as so supplemented (and any Guarantees will be confirmed as applying to such Surviving Entity’s obligations);

(2)	except in the case of a merger of the Company with or into a Guarantor, immediately before, and immediately after giving, on a pro forma basis, effect to, such transaction (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes the obligation of the Company or any of its Restricted Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

(3)	except in the case of a merger of the Company with or into a Guarantor, immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four- quarter period for which financial statements are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), either (i) the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could on the first day following such four-quarter period incur $1.00 of additional Indebtedness (other than Permitted Debt) under the provisions of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock” or (ii) the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, is equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction;

(4)	at the time of the transaction, each Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the notes;

(5)	at the time of the transaction, if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of “—Certain Covenants—Liens” are complied with; and

(6)	at the time of the transaction, the Company or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture.

Except as provided under the third paragraph under “Guarantees,” no Guarantor will, and the Company will not permit a Guarantor to, in a single transaction or through a series of related transactions, (x) consolidate with or merge with or into any other Person (other than the Company or another Guarantor) or (y) sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons (other than the Company or another Guarantor) or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, in the case of clause (y) would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of that Guarantor and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of Persons (other than the Company or another Guarantor), unless at the time and after giving effect thereto:

(1)

one of the following is true: (i) the Guarantor or the Company will be the continuing Person in the case of a consolidation or merger involving the Guarantor; (ii) the Person (if other than the Guarantor)

formed by such consolidation or into which such Guarantor is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Guarantor and its Restricted Subsidiaries on a Consolidated basis (the “Surviving Guarantor Entity”) will be a corporation, limited liability company, limited liability partnership, partnership, trust or other entity duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee of the notes and the Indenture, and such Guarantee and the Indenture will remain in full force and effect; or (iii) the Transaction, at the time thereof, is effected in compliance with the covenant described under “—Certain Covenants—Asset Sales,” to the extent applicable thereto;

(2)	immediately before, and immediately after giving, on a pro forma basis, effect to, such transaction, no Default or Event of Default will have occurred and be continuing; and

(3)	at the time of the transaction such Guarantor or the Surviving Guarantor Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture;

provided that this paragraph shall not apply to any Guarantor whose Guarantee of the notes is unconditionally released and discharged in accordance with the Indenture.

In the event of any transaction (other than a lease) described in and complying with the conditions listed in the two immediately preceding paragraphs in which the Company or any Guarantor, as the case may be, is not the continuing Person, the successor Person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, and the Company or any Guarantor, as the case may be, shall be discharged (other than in a transaction that results in the transfer of assets constituting or accounting for less than 95% of the Consolidated assets (as of the last balance sheet date available to the Company) of the Company or the Consolidated revenue of the Company (as of the last 12-month period for which financial statements are available)) from all obligations and covenants under the Indenture and the notes or its Guarantee, as the case may be.

Notwithstanding the foregoing, the Company or any Guarantor may merge with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company or Guarantor in another jurisdiction to realize tax or other benefits.

An assumption of the Company’s obligations under the notes and the Indenture by such successor Person, the addition of a co-obligor under the notes and the Indenture or an assumption of a Guarantor’s obligations under its Guarantee by such successor Person might be deemed for United States federal income tax purposes to be an exchange of the outstanding notes for new notes by the beneficial owners thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to such beneficial owners. Beneficial owners of the notes should consult their own tax advisors regarding the tax consequences of any such assumption or addition of a co-obligor under the notes.

When a successor Person assumes all of the Company’s or a Restricted Subsidiary’s obligations under the Indenture, the predecessor Company or Restricted Subsidiary (if it separately survives such Transaction) will be discharged from those obligations.

Events of Default

An Event of Default will occur under the Indenture if:

(1)	there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

(2)	there shall be a default in the payment of the principal of (or premium, if any, on) any Note (at its Maturity, upon acceleration, optional or mandatory redemption, if any, required repurchase or otherwise);

(3)	there shall be a default in the performance or breach of the provisions described in “—Consolidation, Merger and Sale of Assets,” the Company shall have failed to make or consummate a Prepayment Offer in accordance with the provisions of “—Certain Covenants—Asset Sales,” or the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of “—Change of Control”;

(4)	there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor under the Indenture or any Guarantee (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1), (2) or (3) above) and such default or breach shall continue for a period of 60 days (or 180 days in relation to the covenant described under “—Certain Covenants—Reports”) after written notice has been given, by certified mail, (i) to the Company by the Trustee or (ii) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes;

(5)	(a) any default in the payment of the principal, premium, if any, or interest on any Indebtedness other than the notes shall have occurred under any of the agreements, Indentures or instruments under which the Company, any Guarantor or any other Significant Subsidiary then has outstanding Indebtedness in excess of $25.0 million when the same shall become due and payable in full and such default shall have continued after the giving of any applicable notice and the expiration of any applicable grace period and shall not have been cured or waived and, if not already matured at its final maturity in accordance with its terms, the holder of such Indebtedness shall have the right to accelerate such Indebtedness or (b) an event of default as defined in any of the agreements, Indentures or instruments described in clause (a) of this clause (5) shall have occurred and the Indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;

(6)	any Guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

(7)	one or more judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $25.0 million (excluding amounts covered by enforceable insurance policies issued by solvent insurance carriers), either individually or in the aggregate, shall be rendered against the Company, any Guarantor or any other Significant Subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding in accordance with applicable law upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect; or

(8)	the occurrence of certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to the Company or any Significant Subsidiary.

If an Event of Default (other than as specified in clause (8) of the prior paragraph ) shall occur and be continuing with respect to the Indenture, the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare all unpaid principal of, premium, if any, and accrued interest on all notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the holders of the notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in clause (8) of the prior paragraph occurs and is continuing, then all the notes shall ipso facto become due and payable immediately in an amount equal to the principal amount of the notes, together with accrued and unpaid interest, if any, to the date the notes become due and payable, without any declaration or other act on the part of the Trustee or any holder of notes. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the Holders of notes by appropriate judicial proceedings.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of notes outstanding by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if

(a)	the Company has paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest on all notes then outstanding, (3) the principal of, and premium, if any, on any notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes;

(b)	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(c)	all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

The holders of not less than a majority in aggregate principal amount of the notes outstanding may on behalf of the holders of all outstanding notes waive any past default or Event of Default under the Indenture and its consequences, except a default or Event of Default (1) in the payment of the principal of, premium, if any, or interest on any note (which may only be waived with the consent of each holder of notes affected) or (2) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each note affected by such modification or amendment.

If an Event of Default specified in clause (5) above shall have occurred and be continuing, such Event of Default and any consequential acceleration shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default shall have been repaid or (ii) if the default relating to such Indebtedness is waived or cured and if such Indebtedness shall have been accelerated, the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.

No holder of any of the notes has any right to institute any proceedings with respect to the Indenture, the notes or the Guarantees or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered and if requested, provided satisfactory indemnity to, the Trustee to institute such proceeding as Trustee under the notes and the Indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and offer and, if requested provision of indemnity, and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding notes. Such limitations do not, however, apply to a suit instituted by a holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on such note on or after the respective due dates expressed in such note.

The Company is required to notify the Trustee promptly after it becomes aware of the occurrence and continuance of any Default or Event of Default. The Company is required to deliver to the Trustee, on or before a date not more than 120 days after the end of each fiscal year, a written certificate as to compliance with the Indenture, including whether or not any Default has occurred. The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the notes unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby.

No Personal Liability of Directors, Officers, Employees, Limited Partners and Stockholders

No director, officer, employee, member, limited partner or stockholder of the Company or any Restricted Subsidiary, as such, will have any liability for any obligations of the Company or the Restricted Subsidiaries under the notes, the Indenture or the Guarantees to which they are a party, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Defeasance or Covenant Defeasance of Indenture

The Company may, at its option and at any time, elect to have the obligations of the Company, any Guarantor and any other obligor upon the notes and the Guarantees discharged with respect to the outstanding notes (“defeasance”). Such defeasance means that the Company, any such Guarantor and any other obligor under the Indenture and the Guarantees shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes and the Guarantees, except for

(1)	the rights of holders of such outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes from Funds in Trust (as defined below) when such payments are due,

(2)	the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and

(4)	the defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to certain covenants that are described in the Indenture (“covenant defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either defeasance or covenant defeasance,

(a)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes cash in United States dollars, U.S. Government Obligations, or a combination thereof (“Funds in Trust”), in such amounts as, in the aggregate, will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding notes on the Stated Maturity (or the applicable redemption date, if at or prior to electing either defeasance or covenant defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding notes on such redemption date);

(b)	in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders and beneficial owners of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(c)	in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders and beneficial owners of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(d)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause (8) under the first paragraph under “—Events of Default” is concerned, at any time during the period ending on the 91st day after the date of deposit;

(e)	such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company, any Guarantor or any Restricted Subsidiary is a party or by which it is bound;

(f)	such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder;

(g)	the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditor of the Company or others;

(h)	the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the notes or any Guarantee over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others;

(i)	no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and

(j)	the Company shall have delivered to the Trustee an officers’ certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes as expressly provided for in the Indenture) as to all outstanding notes under the Indenture when:

(a)	either

(1)	all such notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid or notes whose payment has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation, or

(2)	all notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

(b)	the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars, U.S. Government Obligations, or a combination thereof, sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Maturity, Stated Maturity or redemption date;

(c)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

(d)	the Company or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by the Company and any Guarantor; and

(e)	the Company has delivered to the Trustee an officers’ certificate and an opinion of independent counsel each stating that (1) all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with and (2) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company, any Guarantor or any Subsidiary is a party or by which the Company, any Guarantor or any Subsidiary is bound.

Amendments and Waivers

Modifications, waivers and amendments of the Indenture may be made by the Company, each Guarantor, if any, any other obligor under the notes, and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes); provided that no such modification, waiver or amendment may, without the consent of the holder of each outstanding Note affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of interest on, or change to an earlier date any redemption date of, or waive a default in the payment of the principal of, premium, if any, or interest on, any such note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any such note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

(2)	amend, change or modify, (a) after the obligation of the Company to make a Prepayment Offer with respect to an Asset Sale has arisen, in accordance with “—Certain Covenants—Asset Sales,” the obligation of the Company to make such Prepayment Offer or (b) the obligation of the Company, after the occurrence of a Change of Control, to make a Prepayment Offer in accordance with “—Change of Control”;

(3)	reduce the percentage in principal amount of such outstanding notes, the consent of whose holders is required for any such amendment or supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture;

(4)	modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each such note affected thereby;

(5)	voluntarily release, other than in accordance with the Indenture, the Guarantee of any Guarantor; or

(6)	amend or modify any of the provisions of the Indenture in any manner which subordinates the notes issued thereunder in right of payment to any other Indebtedness of the Company or which subordinates any Guarantee in right of payment to any other Indebtedness of the Guarantor issuing any such Guarantee.

Notwithstanding the foregoing, without the consent of any holders of the notes, the Company, any Guarantor, any other obligor under the notes and the Trustee may modify, supplement or amend the Indenture:

(1)	to evidence the succession of another Person to the Company, a Guarantor, or any other obligor under the notes, and the assumption by any such successor of the covenants of the Company, such Guarantor or such obligor in the Indenture and in the notes and in any Guarantee in accordance with “—Consolidation, Merger and Sale of Assets”;

(2)	to add to the covenants of the Company, any Guarantor or any other obligor under the notes for the benefit of the holders of the notes, to add Events of Default or to surrender any right or power conferred upon the Company or any Guarantor or any other obligor under the notes, as applicable, in the Indenture, in the notes or in any Guarantee;

(3)	to cure any ambiguity, omission or inconsistency;

(4)	to make any provision with respect to matters or questions arising under the Indenture, the notes or any Guarantee; provided that such provisions shall not adversely affect the interest of the holders of the notes in any material respect;

(5)	to add a Guarantor or additional obligor under the Indenture or permit any Person to guarantee the notes and/or obligations under the Indenture;

(6)	to release a Guarantor as provided in the Indenture;

(7)	to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture;

(8)	to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the notes as additional security for the payment and performance of the Company’s and any Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to or for the benefit of the Trustee pursuant to the Indenture or otherwise;

(9)	to provide for the issuance of Additional Notes under the Indenture in accordance with the limitations set forth in the Indenture;

(10)	to comply with the rules of any applicable securities depositary;

(11)	to provide for uncertificated notes in addition to or in place of certificated notes;

(12)	to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

(13)	to conform the text of the Indenture, the notes or the Guarantees to any provision of this “Description of the New Notes” to the extent that such text was intended to be a substantially verbatim recitation of the text of this “Description of the New Notes.”

Transfer and Exchange

A holder of notes may transfer new notes in accordance with the Indenture. The Registrar and the Trustee may require a holder of notes, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder of notes to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

Governing Law

The Indenture, the notes and any Guarantee are governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Delaware Trust Company, the Trustee under the Indenture, is the initial paying agent and registrar for the notes.

The Indenture contains certain limitations provided in the Trust Indenture Act on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company or any Guarantor; provided that if it acquires any conflicting interest as defined in Trust Indenture Act it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee with such conflict or resign as Trustee as provided in the Trust Indenture Act and the Indenture.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred upon it, subject to certain exceptions and the rights of the Trustee. The Indenture provides that if an Event of Default occurs (which has not been cured or waived), and is actually known to the Trustee, the Trustee will be required, in the exercise of its rights and powers vested in it by the Indenture, to use the degree of care in their exercise of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of notes unless such holders shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense that might be incurred by it in complying with such direction or request.

Book-Entry, Delivery and Form

Except as set forth below, the notes will be issued in registered, global form. The notes initially will be represented by one or more permanent global notes in registered form without interest coupons (collectively, the “Global Notes”).

The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Certificated Notes.”

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Global Notes

The following description of DTC, Euroclear and Clearstream is based on our understanding of their current operations and procedures. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters.

Upon the issuance of the global notes, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global notes to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a global note will be limited to its participants or persons who hold interests through its participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

As long as DTC, or its respective nominee, is the registered holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such global notes for all purposes under the indentures and the notes. Unless DTC notifies us that it is unwilling or unable to continue as depositary for such global note or ceases to be a “clearing agency” registered under the Exchange Act or an event of default has occurred and is continuing with respect to such note, owners of beneficial interests in such global note will not be entitled to have any portions of such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the owners or holders of such global note (or any notes represented thereby) under the indentures or the notes. In addition, no beneficial owners of an interest in a global note will be able to transfer that interest except in accordance with DTC’s and/or Euroclear’s and Clearstream’s applicable procedures (in addition to those under the indenture).

Payments of the principal of and interest on global notes will be made to DTC or its nominee as the registered owner thereof. Neither we, the trustee, DTC, nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such participants.

Because DTC, Euroclear and Clearstream can only act on behalf of their respective participants, who in turn act on behalf of indirect participants and certain banks, the ability of a holder of a beneficial interest in global notes to pledge such interest to persons or entities that do not participate in the DTC, Euroclear or Clearstream systems, or otherwise take actions in respect of such interest may be limited by the lack of a definitive certificate for such interest. The laws of some countries and some U.S. states require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC, Euroclear and Clearstream can act only on behalf of participants, which in turn, act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the DTC system or in Euroclear and Clearstream, as the case may be, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

Except for trades involving only Euroclear and Clearstream participants, interests in the global notes will trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers of interests in global notes between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers of interests in global notes between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described above, cross-market transfers of beneficial interests in global notes between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC, Euroclear and Clearstream have advised us that they will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account with DTC or Euroclear or Clearstream, as the case may be, interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC, Euroclear and Clearstream reserve the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to their respective participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve system, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC, Euroclear and Clearstream currently follow the foregoing procedures to facilitate transfers of interests in global notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to do so, and such procedures may be discontinued or modified at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If any depositary is at any time unwilling or unable to continue as a depositary for notes for the reasons set forth above under “—Global Notes,” the Issuer will issue certificates for such notes in definitive, fully registered, non-global form without interest coupons in exchange for the applicable global notes. Certificates for notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by DTC or Euroclear, Clearstream (in accordance with their customary procedures).

The holder of a non-global note may transfer such note, subject to compliance with the provisions of the applicable legend, by surrendering it at the office or agency maintained by us for such purpose in The City and State of New York or in London, England, which initially will be the offices of the applicable trustee in such locations. Upon the transfer, change or replacement of any note bearing a legend, or upon specific request for removal of a legend on a note, we will deliver only notes that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to us such satisfactory evidence, which may include an opinion of counsel, as may reasonably be required by us that neither such legend nor any restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act. Before any note in non-global form may be transferred to a person who takes delivery in the form of an interest in any global note, the transferor will be required to provide the applicable trustee with a Restricted Global Note Certificate or a Regulation S Global Note Certificate, as the case may be. Upon transfer or partial redemption of any note, new certificates may be obtained from the trustee.

Notwithstanding any statement herein, we and the trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and any State therein and any other applicable laws or as DTC, Euroclear or Clearstream may require.

Same Day Settlement and Payment

The Company will make payments in respect of the notes represented by the Global Notes, including principal, premium, if any, and interest, if any, by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, premium, if any, and interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

“Acquired Debt” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, regardless of whether incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary, as the case may be.

“Additional Assets” means (i) any assets or property (other than cash, Cash Equivalents or securities) used in the Oil and Gas Business or any business ancillary thereto, (ii) Investments in any other Person engaged in the Oil and Gas Business or any business ancillary thereto (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary, (iii) the acquisition from third parties of Capital Stock of a Restricted Subsidiary or (iv) Permitted Business Investments.

“Additional Interest” has the meaning set forth in the registration rights agreement. Unless the context indicates otherwise, all references to “interest” in this Description of the New Notes shall be deemed to include any Additional Interest then owing.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination:

(i)	the sum of

(a)	discounted future net revenues from proved oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with (and deducting estimated production and development costs as required by) Commission guidelines before any state, federal or foreign income taxes, as estimated by the Company and confirmed by a nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, as increased by, as of the date of determination, the estimated discounted future net revenues from

(1)	estimated proved oil and natural gas reserves of the Company and its Restricted Subsidiaries acquired since the date of such year-end reserve report, and

(2)	estimated proved oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) since the date such year-end reserve report due to exploration, development or exploitation, production or other activities which would, in accordance with standard industry practice, cause such revisions, and decreased by, as of the date of determination, the discounted future net revenues attributable to:

(3)	estimated proved oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such year-end reserve report, and

(4)	Reductions in estimated proved oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report attributable to downward revisions of estimates of proved oil and natural gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions;

in the case of the preceding clauses (1) through (4), calculated (x) on a pre-tax basis and (y) in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report) and estimated by the Company’s petroleum engineers or any independent petroleum engineers engaged by the Company for that purpose,

(b)	the capitalized costs that are attributable to Oil and Gas Properties of the Company and its Restricted Subsidiaries to which no proved oil and natural gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements,

(c)	the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements, and

(d)	the greater of

(1)	the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and

(2)	the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company’s latest audited financial statements, minus (ii) the sum of

(a)	minority interests,

(b)	to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any net gas balancing liabilities of the Company and its Restricted Subsidiaries as estimated as of the date of the Company’s latest annual or quarterly financial statements,

(c)	to the extent included in clause (i)(a) above, the discounted future net revenues, calculated in accordance with Commission guidelines (utilizing the prices utilized in the Company’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto), and

(d)	the discounted future net revenues, calculated in accordance with Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (i)(a) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar- Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

If the Company changes its method of accounting from the full cost method to the successful efforts method or another method of accounting, Adjusted Consolidated Net Tangible Assets will continue to be calculated as if the Company were still using the full cost method of accounting.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)	the excess, if any, of:

(a)	the present value at such redemption date of (i) the redemption price of such Note at May 1, 2016 (such redemption price being set forth in the table appearing above) plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such Note through May 1, 2016, computed using a discount rate equal to the Treasury Rate as of such redemption plus 50 basis points; over

(b)	the principal amount of such Note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights by the Company or any of the Company’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Change of Control” and/or the provisions described above under the caption “—Consolidation, Merger and Sale of Assets” and not by the provisions of the Asset Sale covenant; or

(2)	the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of the Company’s Restricted Subsidiaries of Equity Interests in any of the Company’s Subsidiaries.

For the purposes of this definition, the term Asset Sale shall not include:

(A)	any transfer of properties and assets that is governed by the provisions described under “—Consolidation, Merger and Sale of Assets”

(B)	any transfer of properties and assets that is by the Company to any Restricted Subsidiary, or by any Restricted Subsidiary to the Company or any other Restricted Subsidiary in accordance with the terms of the Indenture,

(C)	any transfer of properties, assets and rights that would be (i) a Restricted Payment that would be permitted to be made as a Restricted Payment, or (ii) a Permitted Investment,

(D)	the disposition of Cash Equivalents, inventory, accounts receivable, surplus, damaged, worn-out or obsolete equipment or other similar property (excluding the disposition of oil and natural gas in place and other interests in real property unless made in connection with a Permitted Business Investment),

(E)	the abandonment, assignment, lease, sublease or farm-out of oil and natural gas properties, or the forfeiture or other disposition of such properties, pursuant to operating agreements or other instruments or agreements that, in each case, are entered into in a manner that is customary in the Oil and Gas Business,

(F)	the disposition of Property received in settlement of debts owing to such Person as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to such Person,

(G)	any Production Payments and Reserve Sales, provided that any such Production Payments and Reserve Sales (other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary), shall have been created, incurred, issued, assumed or guaranteed in connection with the acquisition or financing of, and within 90 days after the acquisition of, the Property that is subject thereto,

(H)	the licensing or sublicensing of intellectual property or other general intangibles to the extent that such license does not prohibit the licensor from using the intellectual property and licenses, leases or subleases of other property,

(I)	the creation or incurrence of any Lien,

(J)	the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind,

(K)	any transfer of properties (in any Transaction) the Fair Market Value of which in the aggregate does not exceed $10.0 million,

(L)	the sale or other disposition (whether or not in the ordinary course of business) of Oil and Gas Properties; provided that, at the time of such sale or other disposition, such properties do not have attributed to them any proved reserves,

(M)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary,

(N)	the sale or transfer of hydrocarbons or other mineral products, equipment, facilities or other properties or assets, in each case in the ordinary course of business in a manner customary in the Oil and Gas Business,

(O)	an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary,

(P)	the granting of royalty interests or other interests in Oil and Gas Properties to employees, consultants (or directors) in accordance compensation agreements approved by the Board of Directors, and

(Q)	any Asset Swap.

“Asset Swap” means any purchase and sale or exchange occurring within 90 days of each other) of any assets or properties used or useful in the Oil and Gas Business between the Company or any of its Restricted Subsidiaries and another Person; provided that the Fair Market Value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, and provided further that any net cash received must be applied in accordance with the provisions described above under the caption “—Certain Covenants—Asset Sales” if then in effect.

“Attributable Indebtedness” in respect of a Sale Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Board of Directors” means:

(A)	with respect to a corporation, the board of directors of such corporation or any committee thereof duly authorized to act on behalf of such board;

(B)	with respect to a partnership, the board of directors or other governing body of the general partner of the partnership;

(C)	with respect to a limited liability company, the board of directors or other governing body, and in the absence of the same the manager or board of managers or managing member or members or any controlling committee thereof; and

(D)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” of any Person means any obligation of such Person and its Restricted Subsidiaries on a Consolidated basis under any capital lease of (or other agreement conveying the right to use) real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation.

“Capital Stock” of any Person means any and all shares, units, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, other equity interests whether outstanding on the Issue Date or issued after the date of the Indenture, partnership interests (whether general or limited), limited liability company interests, any other interest or participation that confers on a Person the right to receive a share of the overall profits and losses of, or distributions of assets of, the issuing Person, including any Preferred Stock, and any warrants, options or other rights (other than debt securities convertible into Capital Stock) exchangeable for or convertible into such Capital Stock.

“Cash Equivalents” means

(1)	any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof,

(2)	deposits, time deposit accounts, certificates of deposit, money market deposits or acceptances of any financial institution having capital and surplus in excess of $500 million that is a member of the Federal Reserve System and whose senior unsecured debt either (a) is rated at least “A-1” by S&P and at least “P-1” by Moody’s, or (b) has a Thompson Bank Watch Rating of “B” or better,

(3)	commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and rated in one of the two highest ratings categories by S&P and Moody’s,

(4)	repurchase agreements and reverse repurchase agreements relating to Indebtedness of a type described in clause (1) above that are entered into with a financial institution described in clause (2) above and mature within 365 days from the date of acquisition,

(5)	securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than 365 days from the date of acquisition; and

(6)	money market funds which invest substantially all of their assets in securities described in the preceding clauses (1) through (5).

“Change of Control” means the occurrence of any of the following events:

(1)	the Company becomes aware that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Company (measured by voting power rather than the number of shares);

(2)	during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such Board of Directors then in office;

(3)	the Company consolidates with or merges with or into any Person, or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any such Person, or any such Person consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where

(A)	the outstanding Voting Stock of the Company is changed into or exchanged for (1) Voting Stock of the surviving Person which is not Disqualified Stock or (2) cash, securities and other property (other than Capital Stock of the surviving Person) in an amount which could be paid by the Company as a Restricted Payment as described under “—Certain Covenants—Restricted Payments” (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under “—Certain Covenants—Restricted Payments”) and

(B)	immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock (measured by voting power rather than the number of shares) of the surviving Person; or

(4)	the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “—Consolidation, Merger and Sale of Assets.”

“Closing Date” means April 9, 2018.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties assigned to it on the Issue Date under the Securities Act and the Exchange Act, then the body performing such duties at such time.

“Company” means Resolute Energy Corporation, a Delaware corporation, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter Company shall mean such successor Person.

“Consolidated Fixed Charge Coverage Ratio” of any Person means, for any period, the ratio of

(a)	without duplication, the sum of Consolidated Net Income (Loss), and in each case to the extent deducted in computing Consolidated Net Income (Loss) for such period, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges for such period, of such Person and its Restricted Subsidiaries on a Consolidated basis, all determined in accordance with GAAP, less all non-cash items increasing Consolidated Net Income for such period and less all cash payments during such period relating to non-cash charges that were added back to Consolidated Net Income in determining the Consolidated Fixed Charge Coverage Ratio in any prior period to

(b)	without duplication, Consolidated Interest Expense for such period,

in each case after giving pro-forma effect (as calculated in accordance with Article 11 of Regulation S-X under the Securities Act or any successor provision) to, without duplication,

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, as if they had occurred on the first day of the four-quarter reference period;

(2)	the incurrence of the Indebtedness giving rise to the need to make such calculation and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such period;

(3)	the incurrence, repayment or retirement of any other Indebtedness by the specified Person or any of its Restricted Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

(4)	in the case of Acquired Debt or any acquisition occurring at the time of the incurrence of such Indebtedness, the related acquisition, assuming such acquisition had been consummated on the first day of such period; and

(5)	any acquisition or disposition by the Person or any of its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such period, assuming such acquisition or disposition had been consummated on the first day of such period;

provided that

(1)	in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and

(B)	which was not outstanding for any part of the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying at the option of such Person either the fixed or floating rate, and

(2)	in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

“Consolidated Income Tax Expense” of any Person means, for any period, the provision for federal, state, local and foreign income taxes (including state franchise or other taxes accounted for as income taxes in accordance with GAAP) of such Person and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP.

“Consolidated Interest Expense” of any Person means, without duplication, for any period, the sum of

(a)	the interest expense, less interest income, of such Person and its Restricted Subsidiaries for such period, on a Consolidated basis, including, without limitation,

(1)	amortization of debt discount (excluding amortization of capitalized debt issuance costs),

(2)	the net cash costs associated with Interest Rate Agreements (including amortization of discounts),

(3)	the interest portion of any deferred payment obligation,

(4)	all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing, and

(5)	accrued interest, plus

(b)	(1) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period, and

(2)	all capitalized interest of such Person and its Restricted Subsidiaries plus

(c)	the interest expense under any Guaranteed Debt of such Person and any Restricted Subsidiary to the extent not included under any other clause hereof, whether or not paid by such Person or its Restricted Subsidiaries, plus

(d)	dividend payments of such Person with respect to Disqualified Stock and of any Restricted Subsidiary with respect to Preferred Stock (except, in either case, dividends payable solely in shares of Qualified Capital Stock of such Person).

“Consolidated Net Income (Loss)” of any Person means, for any period, the Consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication,

(1)	all extraordinary gains or losses net of taxes (less all fees and expenses relating thereto),

(2)	the portion of net income (or loss) of such Person and its Restricted Subsidiaries on a Consolidated basis allocable to minority interests in unconsolidated Persons or Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Consolidated Restricted Subsidiaries,

(3)	any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan,

(4)	gains or losses, net of taxes (less all fees and expenses relating thereto), in respect of dispositions of assets other than in the ordinary course of the Oil and Gas Business (excluding, without limitation, from the calculation of Consolidated Net Income (Loss) dispositions pursuant to Sale and Leaseback Transactions),

(5)	the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders,

(6)	any write-downs of non-current assets and Oil and Gas Properties, provided that any ceiling limitation write-downs under Commission guidelines shall be treated as capitalized costs, as if such write-downs had not occurred,

(7)	any cumulative effect of a change in accounting principles,

(8)	any unrealized non-cash gains or losses on charges in respect of Hedging Obligations, including those resulting from the application of Financial Accounting Standards Board Accounting Standards Codification 815,

(9)	any non-cash compensation charge arising from the grant of or issuance of stock, stock options or other equity-based awards, and

(10)	all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness.

“Consolidated Net Worth” of any Person means, at any time, for such Person and its Restricted Subsidiaries on a consolidated basis, an amount equal to (a) the consolidated assets of the Person and its Restricted Subsidiaries minus (b) the consolidated liabilities of the Person and its Restricted Subsidiaries at that time.

“Consolidated Non-cash Charges” of any Person means, for any period, the aggregate depreciation, depletion, amortization and exploration expense and other non-cash charges of such Person and its Restricted Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP (excluding any non-cash charge (other than a charge for future obligations with respect to the abandonment or retirement of assets) that requires an accrual or reserve for cash charges for any future period).

“Consolidation” means, with respect to any Person, the consolidation of the accounts of such Person and each of its Subsidiaries (or Restricted Subsidiaries, as applicable) if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term “Consolidated” shall have a similar meaning.

“Credit Facility” means one or more debt facilities (including, without limitation, the Senior Credit Agreement), commercial paper facilities or other debt instruments, notes, indentures or agreements, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables or other financial assets to such lenders or to special purpose entities formed to borrow from such lenders against such receivables or other financial assets), letters of credit, debt securities or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced from time to time in whole or in part from time to time, including, without limitation, any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders). For the avoidance of doubt, Credit Facility shall not include the notes.

“De Minimis Guaranteed Amount” means a principal amount of Indebtedness that does not exceed $5.0 million.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest (other than as a shareholder or employee of the Company) in or with respect to such transaction or series of related transactions.

“Disqualified Stock” means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the principal of the notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (other than upon a change of control of or sale of assets by the Company in circumstances where the holders of the notes would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

“Dollar-Denominated Production Payment” means a production payment required to be recorded as a liability in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Equity Offering” means a public offering or private placement of Capital Stock (other than Disqualified Stock) of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value of an asset or property in excess of $20.0 million shall be determined by the Board of Directors of the Company acting in good faith, in which event it shall be evidenced by a resolution of the Board of Directors, and any lesser Fair Market Value shall be determined by an officer of the Company acting in good faith.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that (x) is not organized under the laws of the United States of America or any State thereof or the District of Columbia, or (y) was organized under the laws of the United States of America or any State thereof or the District of Columbia that has no material assets other than Capital Stock of one or more foreign entities of the type described in clause (x) above and in each case is not a guarantor of Indebtedness under a Credit Facility.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect (i) with respect to periodic reporting requirements, from time to time, and (ii) otherwise, on the Issue Date.

“Guarantee” means the guarantee by any Guarantor of the Company’s Indenture Obligations.

“Guaranteed Debt” of any Person means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement, made primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

(1)	to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

(2)	to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services,

(3)	to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

(4)	to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or to cause such debtor to achieve certain levels of financial performance or

(5)	otherwise to assure a creditor against loss;

provided that the term “guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Guarantor” means any Subsidiary which is a guarantor of the notes, including any Person that is required after the date of the Indenture to execute a guarantee of the notes pursuant to the “Issuances of Guarantees by Restricted Subsidiaries” covenant until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under any (i) Interest Rate Agreement, (ii) Oil and Gas Hedging Contract and (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices and not entered into for speculative purposes.

“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Immaterial Subsidiary” means any Subsidiary of the Company that both (a) does not guarantee Indebtedness of the Company under a Credit Facility, and (b) has a Consolidated Net Worth of less than $1.0 million as of the latest internally available quarterly balance sheet of the Company.

“Indebtedness” means, with respect to any Person, without duplication,

(1)	all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any Trade Accounts Payable and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities,

(2)	all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

(3)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding Trade Accounts Payable and other accrued current liabilities arising in the ordinary course of business,

(4)	all Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the net termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time),

(5)	all Capital Lease Obligations of such Person,

(6)	the Attributable Indebtedness related to any Sale Leaseback Transaction,

(7)	all Indebtedness referred to in clauses (1) through (6) above of other Persons, to the extent the payment of such Indebtedness is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

(8)	all Guaranteed Debt of such Person,

(9)	all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends,

(10)	Preferred Stock of any Restricted Subsidiary of the Company or any Guarantor, valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and

(11)	any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (1) through (10) above.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

Production Payments shall not be deemed to be Indebtedness.

Notwithstanding the foregoing, Indebtedness shall not include any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash, U.S. government obligations and other Cash Equivalents (sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, in accordance with the terms of the instruments governing such indebtedness.

“Indenture Obligations” means the obligations of the Company and any other obligor under the Indenture or under the notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the notes, according to the respective terms thereof.

“Interest Rate Agreements” means any interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates and is not for speculative purposes.

“Investment” means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to any other Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investment” shall exclude direct or indirect advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the Company’s or any Restricted Subsidiary’s balance sheet, endorsements for collection or deposit arising in the ordinary course of business and extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company (other than the sale of all of the outstanding Capital Stock of such Subsidiary), the Company will be deemed to have made an Investment on the date of such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in clause (a) of “—Certain Covenants—Restricted Payments.”

“Investment Grade Rating” means BBB- or above, in the case of S&P (or its equivalent under any successor rating categories of S&P), Baa3 or above, in the case of Moody’s (or its equivalent under any successor rating categories of Moody’s) and the equivalent in respect of the rating categories of any Rating Agency substituted for S&P and Moody’s in accordance with the definition of Rating Agency.

“Issue Date” means April 25, 2012.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, hypothecation, claim, preference, priority or other encumbrance for security purposes upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, owned on the Issue Date or thereafter acquired. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement. Notwithstanding any other provisions of the Indenture, references herein to Liens allowed to exist upon any particular item of Property shall also be deemed (whether or not stated specifically) to allow Liens to exist upon any accessions, improvements or additions to such property, upon any contractual rights relating primarily to such Property, and upon any proceeds of such Property or of such accessions, improvements, additions or contractual rights.

“Liquid Securities” means securities that are publicly traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market and (iii) as to which the Company is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held; provided that securities meeting the requirements of clauses (i), (ii) and (iii) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (a) the date on which such securities are sold or exchanged for cash or Cash Equivalents and (b) 360 days following the date of receipt of such securities. If such securities are not sold or exchanged for cash or Cash Equivalents within 360 days of receipt thereof, for purposes of determining whether the transaction pursuant to which the Company or a Restricted Subsidiary received the securities was in compliance with the provisions of the Indenture described under “—Certain Covenants—Asset Sales,” such securities shall be deemed not to have been Liquid Securities at any time.

“Maturity” means, when used with respect to the notes, the date on which the principal of the notes becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Asset Sale Purchase Date, the Change of Control Purchase Date or the redemption date and whether by declaration of acceleration, Prepayment Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor to the rating agency business thereof).

“Net Available Cash” from an Asset Sale or Sale Leaseback Transaction means cash proceeds received therefrom (including (i) any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received and (ii) the Fair Market Value of Liquid Securities and Cash Equivalents, and excluding (x) any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the assets or property that is the subject of such Asset Sale or Sale Leaseback Transaction and (y) except to the extent subsequently converted to cash, Cash Equivalents or Liquid Securities within 360 days after such Asset Sale or Sale Leaseback Transaction or consideration other than as identified in the immediately preceding clauses (i) and (ii)), in each case net of:

(a)	all legal, title and recording expenses, commissions and other fees and expenses incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Sale or Sale Leaseback Transaction,

(b)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale or Sale Leaseback Transaction, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or Sale Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Asset Sale or Sale Leaseback Transaction, provided that such payments are made in a manner that results in the permanent reduction in the balance of such Indebtedness and, if applicable, a permanent reduction in any outstanding commitment for future incurrences of Indebtedness thereunder,

(c)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale or Sale Leaseback Transaction and

(d)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale or Sale Leaseback Transaction and retained by the Company or any Restricted Subsidiary after such Asset Sale or Sale Leaseback Transaction;

provided that, if any consideration for an Asset Sale or Sale Leaseback Transaction (which would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, or as a reserve in accordance with GAAP, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to such Person or its Restricted Subsidiaries from escrow or is released from such reserve.

“Net Cash Proceeds” means with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under “—Certain Covenants—Restricted Payments,” the proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorneys’ fees, accountants’ fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Cash Warrant Exercise Proceeds” means the aggregate Net Cash Proceeds received since the date of the Indenture by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Company (and excluding the Net Cash Proceeds from (i) the exercise of any options, warrants or rights to purchase Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid and (ii) any purchases, repurchases, redemptions or other acquisitions for value applied pursuant to clause (10) of paragraph (b) of the covenant described under the caption “—Certain Covenants—Restricted Payments.”)

“Net Working Capital” means (i) all current assets of the Company and its Restricted Subsidiaries, less (ii) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in consolidated financial statements of the Company prepared in accordance with GAAP, provided that all the following shall be excluded in the calculation of Net Working Capital: (a) current assets or liabilities relating to the mark-to-market value of Hedging Obligations constituting Permitted Debt, (b) any current assets or liabilities relating to non-cash charges arising from any grant of Capital Stock, options to acquire Capital Stock, or other equity based awards, and (c) any current assets or liabilities relating to non-cash charges or accruals for future abandonment liabilities.

“Oil and Gas Business” means the business of exploiting, exploring for, developing, acquiring, operating, servicing, producing, processing, gathering, marketing, storing, selling, hedging, treating, swapping, refining and transporting hydrocarbons or hydrocarbon properties and other related energy businesses.

“Oil and Gas Hedging Contract” means any puts, cap transactions, floor transactions, collar transactions, forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of hydrocarbons to be used, produced, processed or sold by the Company or any of its Restricted Subsidiary that are customary in the Oil and Gas Business and designed to protect such Person against fluctuation in hydrocarbons prices and not for speculative purposes.

“Oil and Gas Liens” means (i) Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and natural gas producing properties, or any interest therein, costs incurred for development shall include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such properties or interests); (ii) Liens on an oil or gas producing property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property; (iii) Liens arising under partnership agreements, oil and natural gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, master limited partnership agreements, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, natural gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract; (iv) Liens arising in connection with Production Payments and Reserve Sales; and (v) Liens on pipelines or pipeline facilities that arise by operation of law.

“Oil and Gas Properties” means all properties, including equity or other ownership interest therein, which contain or are believed to contain oil and/or natural gas reserves.

“Pari Passu Indebtedness” means any Indebtedness of the Company or a Guarantor that is pari passu in right of payment to the notes or a Guarantee, as the case may be.

“Pari Passu Offer” means an offer by the Company or a Guarantor to purchase all or a portion of Pari Passu Indebtedness to the extent required by the Indenture or other agreement or instrument pursuant to which such Pari Passu Indebtedness was issued.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of any other Person existing at the time (a) such Person became a Restricted Subsidiary of the Company or (b) such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, provided that on the date such Person became a Restricted Subsidiary or the date such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, as applicable, immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company or such Person (if the Company is not the survivor in the transaction) is equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction.

“Permitted Business Investments” means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively engaging therein through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including (i) ownership interests in oil and natural gas properties or gathering, transportation, processing, storage or related systems and (ii) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited) and other similar agreements (including for limited liability companies) with third parties, excluding, however, Investments in corporations or Unrestricted Subsidiaries.

“Permitted Investment” means:

(1)	Investments (i) in the Company, (ii) in any Restricted Subsidiary or (iii) any Person which, as a result of such Investment, (a) becomes a Restricted Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary;

(2)	Indebtedness of the Company or a Restricted Subsidiary described under clauses (4), (5) or (6) of the definition of Permitted Debt;

(3)	Investments in any of the notes;

(4)	Cash Equivalents;

(5)	Investments in property, plant and equipment used in the ordinary course of business and Permitted Business Investments;

(6)	Investments acquired by the Company or any Restricted Subsidiary as consideration for an asset sale permitted under “—Certain Covenants—Asset Sales” to the extent such Investments are non-cash proceeds as permitted under such covenant;

(7)	Investments in existence on the date of the Indenture;

(8)	Investments acquired in exchange for the issuance of Capital Stock of the Company (other than Disqualified Stock);

(9)	Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(10)	relocation allowances for, and loans or advances to, employees of the Company in the ordinary course of business for bona fide business purposes of the Company and its Restricted Subsidiaries (including travel, entertainment and relocation expenses) in the aggregate amount outstanding at any one time of not more than $2.0 million;

(11)	any Investments received in good faith in settlement or compromise of receivables or other obligations that were obtained in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(12)	Investments received in satisfaction of judgments or foreclosure of Liens;

(13)	Hedging Obligations permitted to be incurred under the covenant described above under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(14)	guarantees received with respect to any Permitted Investment listed above; and

(15)	other Investments in the aggregate amount outstanding at any one time of up to the greater of (x) $15.0 million and (y) 1.5% of Adjusted Consolidated Net Tangible Assets, determined with respect to any Investment as of the date on which such Investment is made; provided that, if any Investment is made in a Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person later becomes a Restricted Subsidiary of the Company, such Investment shall be deemed to have been made pursuant to clause (1) of this definition and shall cease to have been made pursuant to this clause (15) for so long as such Person continues to be a Restricted Subsidiary;

In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value at the time of Investment, without regard to subsequent changes in value.

With respect to any Investment, the Company may, in its sole discretion, allocate all or any portion of any Investment to one or more of the above clauses so that the entire Investment is a Permitted Investment.

“Permitted Lien” means:

(a)	any Lien existing as of the date of the Indenture securing Indebtedness or obligations existing on the date of the Indenture and not otherwise referred to in this definition;

(b)	any Lien securing Indebtedness under the Senior Credit Agreement or any successor Credit Facilities in each case incurred in compliance with the limitations in clause (1) of the definition of Permitted Debt, and/or Hedging Obligations;

(c)	any Lien securing the notes, the Guarantees and other obligations arising under the Indenture;

(d)	any Lien in favor of the Company or a Restricted Subsidiary;

(e)	any Lien arising by reason of:

(1)	any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(2)	taxes, assessments or governmental charges or claims that are not yet delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as will be required in conformity with GAAP will have been made therefor;

(3)	security made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security;

(4)	good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of Indebtedness);

(5)	zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Subsidiary or the value of such property for the purpose of such business;

(6)	deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds or other obligations of a like nature incurred in a manner consistent with industry practice;

(7)	operation of law or contract in favor of mechanics, carriers, warehousemen, landlords, materialmen, laborers, employees, suppliers and similar persons, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(8)	Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary of the Company; or

(9)	normal depository or cash-management arrangements with banks and rights of setoff, chargeback, revocation or refund;

(f)	any Lien securing Acquired Debt created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Subsidiary; provided that such Lien only secures the assets acquired in connection with the transaction pursuant to which the Acquired Debt became an obligation of the Company or a Restricted Subsidiary;

(g)	any Lien to secure performance bids, leases (including, without limitation, statutory and common law landlord’s liens), statutory obligations, letters of credit and other obligations of a like nature and incurred in the ordinary course of business of the Company or any Subsidiary and not securing or supporting Indebtedness, and any Lien to secure statutory or appeal bonds;

(h)	any Lien securing Indebtedness permitted to be incurred pursuant to clause (6) or clause (8) of the definition of Permitted Debt, so long as none of such Indebtedness constitutes debt for borrowed money;

(i)	any Lien securing Capital Lease Obligations or Purchase Money Obligations incurred in accordance with the Indenture (pursuant to clause (7) of the definition of Permitted Debt) and which are incurred or assumed solely in connection with the acquisition, development or construction of real or personal, moveable or immovable property; provided that such Liens only extend to such acquired, developed or constructed property, such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto, and the incurrence of such Indebtedness is permitted by the “—Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant and such Lien is incurred not more than 90 days after the later of the acquisition or completion of development or construction of the property subject to such Lien;

(j)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(k)

Liens on property, assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary or such merger or consolidation; provided further that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary and assets fixed or appurtenant thereto; and (2) Liens on property, assets or shares of capital stock existing at the time of acquisition thereof by the Company or any of its

Restricted Subsidiaries; provided that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition and do not extend to any property other than the property so acquired;

(l)	Oil and Gas Liens, in each case which are not incurred in connection with the borrowing of money;

(m)	Liens on the Capital Stock of any Unrestricted Subsidiary to the extent securing Indebtedness of Unrestricted Subsidiaries;

(n)	any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (m) so long as no additional collateral is granted as security thereby;

(o)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business or otherwise arising other than as security for Indebtedness;

(p)	Liens incurred with respect to any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; and

(q)	in addition to the items referred to in clauses (a) through (p) above, Liens of the Company and its Restricted Subsidiaries to secure Indebtedness in an aggregate amount at any time outstanding which does not exceed the greater of $15.0 million and 1.5% of Adjusted Consolidated Net Tangible Assets, determined as of the later of the date of incurrence of such Indebtedness and the date of creation of such Lien.

Notwithstanding anything in clauses (a) through (q) of this definition, the term Permitted Liens does not include any Liens resulting from the creation, incurrence, issuance, assumption or guarantee of any Production Payments other than (i) Production Payments that are created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 90 days after, the acquisition of the properties or assets that are subject thereto and (ii) Volumetric Production Payments that constitute Asset Sales.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, an overriding royalty, a net profits interest, a Production Payment (whether volumetric or dollar denominated), or a partnership or other interest, in each case in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the grantee or transferee thereof has recourse solely to such properties, reserves, production or proceeds of production (provided that such limitation of recourse shall not prevent the grantor or transferor or any other Person from incurring full-recourse obligations with respect to such properties and interests, reserves, production and proceeds, including without limitation the obligation to operate, maintain and/or develop such properties and interests and reserves, to market such production, to provide tax returns, reports or other information, or to warrant or indemnify for environmental, title or other matters customary in the Oil and Gas Business, but excluding guaranties or warranties of the amount of such production or the ultimate recovery of any investment in such properties or reserves). “Production Payments and Reserve Sales” also include any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock and other securities issued by any other Person (but excluding Capital Stock or other securities issued by such first mentioned Person).

“Purchase Money Obligation” means any Indebtedness secured by a Lien on assets related to the business of the Company or any Restricted Subsidiary and any additions and accessions thereto, which are purchased or constructed by the Company or any Restricted Subsidiary at any time after the notes are issued; provided that

(1)	the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively, a “Purchase Money Security Agreement”) shall be entered into no later than 180 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired (together with any additions, accessions, and other related assets referred to in the last sentence of the above definition of Liens),

(2)	at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions, improvements, and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness, and

(3)	either (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Company of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired (together with any additions, accessions, and other related assets referred to in the last sentence of the above definition of Liens).

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Disqualified Stock.

“Rating Agencies” means (a) S&P and Moody’s or, (b) if S&P or Moody’s or both of them are not making ratings of the notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company, which will be substituted for S&P or Moody’s or both, as the case may be.

“Restricted Subsidiary” means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company by a board resolution delivered to the Trustee as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under “—Certain Covenants—Unrestricted Subsidiaries.”

“S&P” means Standard and Poor’s Ratings Services (or any successor to the rating agency business thereof).

“Sale Leaseback Transaction” means, with respect to the Company or any of its Restricted Subsidiaries, any arrangement with any Person providing for the leasing by the Company or any of its Restricted Subsidiaries of any principal property, acquired or placed into service more than 180 days prior to such arrangement, whereby such property has been or is to be sold or transferred by the Company or any of its Restricted Subsidiaries to such Person.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Senior Credit Agreement” means the Third Amended and Restated Credit Agreement dated February 17, 2017, between Resolute Energy Corporation as Borrower and certain of its Subsidiaries as Guarantors, and the lenders party thereto, as amended by the First Amendment to Third Amended and Restated Credit Agreement dated May 8, 2017, the Second Amendment to Third Amended and Restated Credit Agreement dated October 18, 2017 and the Third Amendment to Third Amended and Restated Credit Agreement dated as of March 16, 2018, as such agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission as in effect on the date of the Indenture.

“Stated Maturity” means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

“Subordinated Indebtedness” means Indebtedness of the Company or a Guarantor subordinated in right of payment to the notes or a Guarantee, as the case may be.

“Subsidiary” of a Person means

(1)	any corporation, association or other business entity more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, and

(2)	any partnership (a) the sole general partner or the managing partner of which is such Person or a Subsidiary thereof or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Trade Accounts Payable” means (a) accounts payable or other obligations of the Company or any Restricted Subsidiary created or assumed by the Company or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services and (b) obligations arising under contracts for the exploration, development, drilling, completion and plugging and abandonment of wells or for the construction, repair or maintenance of related infrastructure or facilities.

“Transaction” means any transaction; provided that, if such transaction is part of a series of related transactions, “Transaction” refers to such related transactions as a whole.

“Treasury Rate” means, as of any redemption date, the weekly average yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) equal to the period from the redemption date to May 1, 2016; provided, however, that if the period from the redemption date to May 1, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities that have a constant maturity closest to and greater than the period from the redemption date to May 1, 2016 and the United States Treasury securities that have a constant maturity closest to and less than the period from the redemption date to May 1, 2016 for which such yields are given, except that if the period from the redemption date to May 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under “—Certain Covenants—Unrestricted Subsidiaries.”

“Unrestricted Subsidiary Indebtedness” of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary

(1)	as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except Guaranteed Debt of the Company or any Restricted Subsidiary to any Affiliate of the Company, in which case (unless the incurrence of such Guaranteed Debt resulted in a Restricted Payment at the time of incurrence) the Company shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate is designated an Unrestricted Subsidiary, and

(2)	which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare, a default on such Indebtedness of the Company or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity;

provided that notwithstanding the foregoing, any Unrestricted Subsidiary may guarantee the notes.

“U.S. Government Obligations” means (i) securities that are (a) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the full and timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof; and (ii) depositary receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (i) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal or interest on any U.S. Government Obligation which is so specified and held; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest of the U.S. Government Obligation evidenced by such depositary receipt.

“Volumetric Production Payment” means a production payment that is recorded as a sale in accordance with GAAP, whether or not the sale price must be recorded as deferred revenue, together with all undertakings and obligations in connection therewith.

“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment and (b) the amount of each such principal payment by (2) the sum of all such principal payments.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations that may be relevant to holders that exchange their 2018 notes for new notes and to the ownership and disposition of new notes. The summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing, temporary and proposed regulations promulgated thereunder by the U.S. Department of Treasury (“Treasury Regulations”), published rulings and court decisions, all as in effect on the date of this registration statement. All of the laws and authorities discussed herein are subject to change at any time, possibly with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussions set forth in this summary.

We intend to treat the 2018 notes and the new notes as debt for U.S. federal income tax purposes. This summary assumes that the U.S. Internal Revenue Service (the “IRS”) will respect this classification. We have not sought any ruling from the IRS with respect to this classification, or in respect of the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS will agree with such statements and conclusions. A different treatment could adversely affect the tax consequences to holders that exchange their 2018 notes for new notes and of the ownership and disposition of new notes as set forth in this summary.

This summary deals only with beneficial owners who (1) purchased the 2018 notes pursuant to the issuance as of April 9, 2018, (2) participate in the exchange offer described herein, and (3) held the 2018 notes, and will hold the new notes, as capital assets as defined in the Code (generally, property held for investment). This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of such holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). In addition, this summary does not address tax considerations applicable to special classes of holders, such as dealers in securities or currencies, taxpayers subject to special tax accounting rules under Section 451(b) of the Code, banks, tax-exempt organizations, insurance companies, traders in securities that elect to mark to market their securities holdings, United States expatriates, persons that hold notes as part of a hedging transaction or a position in a straddle or conversion transaction, persons that purchase or sell notes as part of a wash sale for tax purposes, partnerships or other pass-through entities and investors therein, real estate investment trusts, regulated investment companies and U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. Furthermore, this summary does not address estate and gift tax consequences or any tax consequences arising out of the laws of any state, local, or non-U.S. jurisdiction.

In December 2017, the U.S President signed into law, the “Tax Cuts and Jobs Act”, which significantly changes the U.S. federal income tax system. Although this summary takes into account provisions enacted under the Tax Cuts and Jobs Act, given the complexity of this new law and the lack of administrative guidance about its application, you should consult your own tax advisor regarding its potential impact on the U.S. federal income tax consequences to you in light of your particular circumstances.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a 2018 note or becomes a beneficial owner of new notes pursuant to the exchange offer described herein, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding 2018 notes, you should consult your own tax advisors regarding the U.S. federal income tax consequences of the exchange of 2018 notes for new notes and of the ownership and disposition by such partnership of new notes.

Under the terms of the new notes, we may be obligated in certain circumstances to pay amounts in excess of stated interest or principal on such notes. See “Description of the New Notes—Optional Redemption” and “Description of the New Notes—Change of Control.” As a result, it is possible that the IRS could assert that the new notes are contingent payment debt instruments for U.S. federal income tax purposes. Under the applicable Treasury Regulations, however, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies (determined as of the date the debt instrument is issued), and any contingency resulting from an unconditional option of the issuer which, if exercised, would increase the yield to maturity of the debt instrument, are ignored. We believe that under these rules the new notes should not be treated as contingent payment debt instruments for U.S. federal income tax purposes. Accordingly, we do not intend to treat the new notes as contingent payment debt instruments. Our determination generally will be binding on you, unless you timely and explicitly disclose a contrary position in the manner required by the applicable Treasury Regulations. Our position, however, is not binding on the IRS. If the IRS successfully challenges this position, and the new notes are treated as contingent payment debt instruments, the timing and amount of income included and the character of the income recognized with respect to the new notes may be materially and adversely different from the consequences discussed herein. Furthermore, if the new notes are treated as contingent payment debt instruments and the existing 8.50% notes are not so treated, the new notes will not be fungible with the existing 8.50% notes for U.S. federal income tax purposes. The remainder of this summary assumes that the new notes are not properly treated as contingent payment debt instruments. You should consult your own tax advisor regarding the possible application of the contingent payment debt instrument rules to the new notes.

Exchange of Notes Pursuant to the Exchange Offer

The exchange of 2018 notes for new notes pursuant to the exchange offer described under “Exchange Offer; Registration Rights” will not be a taxable event for U.S. federal income tax purposes. Accordingly, you will have the same tax attributes in any new notes received as in the 2018 notes surrendered, including without limitation, the same adjusted tax basis and holding period.

You should consult your own tax advisors concerning the U.S. federal income tax consequences of the exchange of 2018 notes for new notes and of the ownership and disposition of new notes, in each case, in light of your particular circumstances, as well as the effect of any relevant U.S. state or local, or non-U.S. or other tax laws.

Tax Considerations Specific to the New Notes

Qualified Reopening

For U.S. federal income tax purposes, we intend to treat the new notes as having been issued in a “qualified reopening” of the existing 8.50% notes. Under this treatment, the new notes will, for U.S. federal income tax purposes, be part of the same “issue” as, and will have the same issue date and the same issue price as, the existing 8.50% notes. The remainder of this discussion assumes that the new notes have been issued in a qualified reopening of the existing 8.50% notes.

U.S. Holders

The following discussion applies to you if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of new notes who or that is, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) that is created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more “United States persons” (as defined in the Code and Treasury Regulations) have the authority to control all substantial decisions of the trust or (ii) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a domestic trust.

Pre-issuance Accrued Interest

A portion of the price paid for the 2018 notes will be allocable to interest that accrued prior to the date the 2018 notes are purchased (the “pre-issuance accrued interest”). Any new notes received by a U.S. Holder in exchange for 2018 notes should be treated as having the same amount of pre-issuance accrued interest as the 2018 notes exchanged therefor. Consequently, that portion of interest received on the first interest payment date on the 2018 notes equal to the pre-issuance accrued interest will be treated as a return of the pre-issuance accrued interest and not as a payment of interest on the new notes. Amounts treated as a return of pre-issuance accrued interest will not be taxable when received.

Interest on the New Notes

Payments or accruals of stated interest on a new note generally will be taxable to you as ordinary income from sources within the United States at the time they are received or accrued, depending on your regular method of accounting for tax purposes.

Bond Premium

If you purchased a 2018 note for an amount (excluding any amount attributable to pre-issuance accrued interest) that is greater than its stated principal amount, you will be considered to have purchased the 2018 note with “amortizable bond premium” equal in amount to that excess. Any new notes received by a U.S. Holder in exchange for 2018 notes should be treated as having the same amount of amortizable bond premium as the 2018 notes exchanged therefor. You may elect to amortize such bond premium using a constant-yield method over the remaining term of the note. However, because the new notes may be redeemed by us prior to maturity at a premium, special rules apply that may reduce, eliminate or defer the amount of premium that you may amortize with respect to the new notes.

If you make the election, you would reduce the amount required to be included in your income each accrual period with respect to interest on your new note by the amount of amortizable bond premium allocable to that accrual period, based on your new note’s yield to maturity. Furthermore, if you elect to amortize bond premium you must reduce your tax basis in your new note by the amount amortized as such amount is amortized. If you do not elect to amortize bond premium, the amount of the premium will decrease the amount of capital gain or increase the amount of capital loss that you otherwise would recognize on a sale or other taxable disposition of the new note.

Any election to amortize bond premium applies to all taxable debt instruments held by you at the beginning of the first taxable year to which the election applies and to all taxable debt instruments acquired on or after that date. The election may be revoked only with consent of the IRS. You should consult your tax advisor before making the election and regarding the calculation and amortization of any bond premium on the new notes.

Disposition of the New Notes

You generally will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a new note equal to the difference between the amount realized (not including any amount equal to any accrued but unpaid interest, which, except in the case of pre-issuance accrued interest, will be taxed as ordinary income to the extent not previously included in income) on the sale, exchange, redemption, retirement or other taxable disposition and your adjusted tax basis in the new note. Your amount realized is the sum of cash plus the fair market value of any property received upon the sale, exchange, redemption, retirement or other taxable disposition of a new note. Your adjusted tax basis in a new note generally will equal your adjusted tax basis in the 2018 note exchanged therefor, which generally will be your initial investment in such 2018 note (excluding any amount attributable to pre-issuance accrued interest) decreased (but not below zero) by any amortized bond premium.

Gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a new note generally will be capital, and will be long-term capital gain or loss if the new note was held for more than one year (determined by including the period you held the 2018 note exchanged therefor) and will be short-term capital gain or loss if the new note was held for one year or less (determined by including the period you held the 2018 note exchanged therefor). Under current law, long-term capital gains of non-corporate U.S. Holders (including individuals) may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited.

Medicare Tax

If you are an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you are subject to a 3.8% tax on the lesser of (i) your “net investment income” for the relevant taxable year (or, in the case of an estate or trust, the “undistributed net investment income”) and (ii) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between US$125,000 and US$250,000, depending on the individual’s circumstances). Your net investment income generally includes your interest income and your net gains from the disposition of the new notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, we urge you to consult your tax advisors regarding the applicability of the Medicare tax to your specific circumstances.

Non-U.S. Holders

The following discussion applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of the new notes who or that is an individual, corporation, estate or trust and is not a U.S. Holder as defined above.

Interest on the New Notes

Under U.S. federal income tax laws, and subject to the discussion of backup withholding below, if you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax, including withholding tax, on payments of interest with respect to the new notes provided that (1) the payment of interest is not effectively connected with the conduct by you of a trade or business within the United States, (2) (A) you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (B) you are not a “controlled foreign corporation” that is related directly or constructively to us through stock ownership and (C) you are not a bank whose receipt of interest on the new notes is described in Section 881(c)(3)(A) of the Code, and (3) you have furnished an IRS Form W-8BEN or W-8BEN-E or an acceptable substitute or successor form upon which you certify, under penalties of perjury, that you are not a United States person, or you hold the new notes through certain non-U.S. intermediaries or certain non-U.S. partnerships, and you and the non-U.S. intermediary or non-U.S. partnership satisfy the certification requirements of applicable Treasury Regulations.

If you cannot satisfy the requirements outlined above, interest on the new notes generally will be subject to U.S. federal withholding tax (currently imposed at a 30% rate, or a lower rate if an applicable income tax treaty so provides and you satisfy the relevant certification requirements). We will not pay any additional amounts to you in respect of any amounts so withheld.

If interest on the new notes is effectively connected with the conduct by you of a trade or business within the United States and, if an income tax treaty applies, such interest is attributable to a permanent establishment or fixed base in the United States, you generally will be subject to U.S. federal income tax on such interest in the same manner as if you were a U.S. Holder and, if you are a non-U.S. corporation, you may also be subject to the branch profits tax (currently imposed at a rate of 30% or a lower rate if an applicable income tax treaty so provides). Any such interest will not also be subject to U.S. federal withholding tax, however, if you deliver a properly executed IRS Form W-8ECI or acceptable substitute or successor form claiming an exemption from U.S. federal withholding tax.

Disposition of the New Notes

Subject to the discussion of backup withholding below, upon the sale, exchange, redemption, retirement or other taxable disposition of a new note, you generally will not be subject to U.S. federal income or withholding tax on any gain recognized unless (1) the gain is effectively connected with the conduct by you of a trade or business within the United States and, if an income tax treaty applies, such gain is attributable to a permanent establishment or fixed base in the United States, or (2) you are a nonresident alien individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met. A Non-U.S. Holder who is described under (1) above generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if a non-U.S. corporation, may also be subject to the branch profits tax as described above under “—Interest on the New Notes.” A Non-U.S. Holder who is described under (2) above generally will be subject to a flat 30% U.S. federal tax (or a lower rate if an applicable income tax treaty so provides) on the gain derived from the sale, exchange, redemption, retirement or other taxable disposition of a new note, which may be able to be offset by certain U.S. source capital losses (notwithstanding the fact that such Non-U.S. Holder is not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on the new notes generally will be treated in the same manner as payments of interest made to you, as described above under “—Interest on the New Notes.”

Backup Withholding and Information Reporting

If you are a U.S. Holder (other than certain exempt recipients), information reporting requirements generally will apply to payments of principal and interest on the new notes, and the proceeds from a sale, exchange, retirement or other taxable disposition of the new notes. Backup withholding (currently at a rate of 24%) will apply to such payments if you are a U.S. Holder (other than an exempt recipient) that (i) fails to provide an accurate taxpayer identification number or (ii) in the case of interest payments, fails to certify that you are not subject to backup withholding or is notified by the IRS that you have failed to report all interest and dividends required to be shown on your U.S. federal income tax returns. We will not pay any additional amounts to you in respect of any amounts so withheld.

Generally, the amount of interest paid to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to the Non-U.S. Holders. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of interest that we make, provided the IRS Form W-8BEN or W-8BEN-E or substitute or successor form described above under “—Non-U.S. Holders—Interest on the New Notes” has been received or the Non-U.S. Holder otherwise establishes an exemption, and the applicable withholding agent does not have actual knowledge or reason to know that the holder is a United States person that is not an exempt recipient. The payment of proceeds of a sale of new notes effected at the U.S. office of a broker generally will be subject to information reporting and backup withholding unless the Non-U.S. Holder provides the form referred to above or otherwise establishes an exemption, and the broker does not have actual knowledge or reason to know that the holder is a United States person that is not an exempt recipient. In addition, the information reporting rules will apply to payments of proceeds of a sale effected at a non-U.S. office of a broker that is a U.S. Controlled Person, unless the broker has documentary evidence that you are not a United States person (and has no actual knowledge or reason to know to the contrary) or you otherwise establish an exemption. The backup withholding rules will apply to such payments if the broker has actual knowledge that you are a United States person.

A “U.S. Controlled Person” is:

•	a United States person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a non-U.S. person 50% or more of whose gross income is derived for tax purposes from a U.S. trade or business for a specified three-year period; or

•	a non-U.S. partnership in which United States persons hold, at any time during its tax year, more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you as to a new note generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC, we believe that you may offer for resale, resell and otherwise transfer the new notes issued pursuant to the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

•	are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act;

•	are not participating in, and do not intend to participate in, a distribution of the new notes within the meaning of the Securities Act and have no arrangement or understanding with any person to participate in a distribution of the new notes within the meaning of the Securities Act;

•	are acquiring the new notes in the ordinary course of your business; and

•	are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

If you wish to exchange new notes for the 2018 notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer—Representations on Tendering 2018 notes” in this prospectus and in the letter of transmittal.

Each broker-dealer that receives the new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the new notes received in exchange for the outstanding notes, where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed to use commercially reasonable efforts to make this prospectus available for a period commencing on the day the exchange offer is consummated and continuing for 90 days (or such shorter period during which such broker-dealers or such other persons are required by law to deliver the prospectus); provided, however, that if for any day during such period we restrict the use of such prospectus, such period shall be extended on a day-by-day basis.

We will not receive any proceeds from any sale of the new notes by broker-dealers. The new notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells the new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit from any such resale of the new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the validity of the new notes and the related guarantees will be passed upon for us by Arnold & Porter Kaye Scholer LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements of Resolute Energy Corporation as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The information included in or incorporated by reference into this prospectus regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on the estimated reserve evaluations and related calculations provided by the Company and audited by Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants. These estimates are aggregated and the sums are included in or incorporated by reference into this prospectus in reliance upon the authority of that firm as experts in petroleum engineering.

Offer to Exchange Up To

$75,000,000 8.50% Senior Notes due 2020

That Have Been Registered Under the Securities Act of 1933

For Any and All Outstanding

8.50% Senior Notes due 2020

($75,000,000 aggregate principal amount)